EXHIBIT 10.140

                    POWER PURCHASE AGREEMENT


                             between


                   NEPAL ELECTRICITY AUTHORITY


                               and


            BHOTE KOSHI POWER COMPANY PRIVATE LIMITED







                           concerning


           THE UPPER BHOTE KOSHI HYDROELECTRIC PROJECT



            Dated as of 6 Shrawan 2053 (21 July 1996)


                            CONTENTS

SECTION                                             PAGE NUMBER

ARTICLE 1.  DEFINITIONS AND INTERPRETATION                    2

1.1   Defined Terms                                           2
1.2   Interpretation                                         10

ARTICLE 2.  SALE AND PURCHASE OF ENERGY                      11

2.1   Energy                                                 11
2.2   Other Sales of Energy                                  11
2.3   Wheeling of Power                                      11

ARTICLE 3.  CONDITIONS PRECEDENT                             12

3.1   Effectiveness of BKPC's Obligations                    12
3.2   Effectiveness of NEA's Obligations                     12
3.3   Assistance From NEA                                    13

ARTICLE 4.  TERM AND TERMINATION

4.1   Term of Agreement                                      14
4.2   BKPC Events of Default                                 14
4.3   NEA Events of Default                                  15
4.4   Notice of Default                                      15
4.5   Consequences of Suspension                             16
4.6   Consequences of Termination                            17
4.7   Continuing Obligation; Right to Discontinue Service    18
4.8   Cross Default                                          18

ARTICLE 5.  PRE-OPERATION PERIOD                             20

5.1   Permits, Licenses and Approvals                        20
5.2   Documents                                              20
5.3   Construction                                           20
5.4   Operating Procedures                                   21
5.5   Completion of Interconnection Facilities               22
5.6   Delays                                                 23
5.7   Unit Delivery Date Incentive and Penalty Provisions    23
5.8   NEA's Observation Visits                               24

ARTICLE 6.  CONTROL AND OPERATION OF THE PROJECT             25

6.1   Project Operation                                      25
6.2   Scheduled and Maintenance Outages                      25
6.3   Dispatch                                               26
6.4   Emergency Plans                                        26
6.5   Delivery During Emergency                              26
6.6   Coordinating-Committee Membership and Duties           27
6.7   Maintenance of Records                                 28
6.8   Availability Tests                                     28
6.9   Right to Work or Interfere in Emergency Conditions     29
6.10  Access to Project                                      29

ARTICLE 7.  INTERCONNECTION FACILITIES                       31

7.1   NEA Interconnection Facilities                         31
7.2   Construction of NEA Interconnection Facilities         31
7.3   BKPC Interconnection Facilities                        31
7.4   Protection Devices                                     31
7.5   Changes Affecting Protection/Communication Devices     32
7.6   Testing                                                32

ARTICLE 8.  RATES AND CHARGES                                33

8.1   Electrical Output                                      33
8.2   Deemed Generation                                      33
8.3   Limitation on Deemed Generation                        33
8.4   Electrical Output Purchase Requirements                34
8.5   Royalties, Taxes, Etc.                                 34

ARTICLE 9.  BILLING AND PAYMENT PROCEDURE                    35

9.1   Delivery of Invoices                                   35
9.2   Time of Payment                                        35
9.3   Disputes                                               35
9.4   Letter of Credit                                       36
9.5   Currency of Payment and Dollar Equivalency             37

ARTICLE 10.  CHANGES IN LAW                                  38

ARTICLE 11.  FORCE MAJEURE                                   39

11.1  Definition of Force Majeure                            39
11.2  Notification Obligations                               40
11.3  Duty to Mitigate                                       40
11.4  Delay Caused by Force Majeure Event                    40

ARTICLE 12.  REPRESENTATIONS, WARRANTIES AND COVENANTS       42

12.1  NEA's Representations                                  42
12.2  BKPC's Representations                                 43
12.3  Compliance With Laws                                   43

ARTICLE 13.  LIABILITIES AND INDEMNIFICATION                 45

13.1  BKPC Indemnity                                         45
13.2  NEA Indemnity                                          45
13.3  Notice of Proceedings                                  45
13.4  Conduct of Proceedings                                 45
13.5  Representation                                         46

ARTICLE 14.  INSURANCE                                       47

14.1  Insurance to be Maintained                             47
14.2  Certificate of Insurance                               47
14.3  Review and Revision                                    48

ARTICLE 15.  GOVERNING LAW; RESOLUTION OF DISPUTES           49

15.1  Governing Law                                          49
15.2  Dispute Resolution by Mutual Agreement                 49
15.3  Arbitration                                            49

ARTICLE 16.  NOTICES                                         51

16.1  Notices                                                51
16.2  NEA's Authorized Representative                        51
16.3  BKPC's Authorized Representative                       52

ARTICLE 17.  MISCELLANEOUS PROVISIONS                        53

17.1   Assignments                                           53
17.2   Amendments                                            53
17.3   Waiver                                                54
17.4   Immunity                                              54
17.5   Headings                                              54
17.6   Benefit                                               54
17.7   Independent Contractors                               54
17.8   Survival                                              55
17.9   Confidential Information                              55
17.10  Entirety                                              55
17.11  Expenses and Further Assurances                       55
17.12  Language                                              56
17.13  Counterparts                                          56
17.14  Severability                                          56
17.15  Transfer of Interest                                  56
17.16  Good Faith                                            57

SCHEDULES:

Schedule 1.    PROJECT DESCRIPTION
Schedule 2.    FINANCIAL ASSUMPTIONS
Schedule 3.    PERMITS AND AUTHORIZATION
Schedule 4.    ESCALATION
Schedule 5.    TECHNICAL LIMITS
Schedule 6.    CONSTRUCTION REPORTS
Schedule 7.    METERING STANDARDS & TESTING
Schedule 8.    COMMISSIONING AND TESTING
Schedule 9.    TRANSMISSION FACILITIES
Schedule 10.   BASE OF CALCULATION OF DEEMED GENERATION




                    POWER PURCHASE AGREEMENT

      THIS POWER PURCHASE AGREEMENT made in Kathmandu, Nepal, as of 6 Shrawan 2053 (21 July 1996)

                             BETWEEN

      NEPAL  ELECTRICITY AUTHORITY, constituted under  the  Nepal
Electricity Authority Act 2041, having its registered office at Durbar Marg, Kathmandu, Nepal; and

     BHOTE KOSHI POWER COMPANY PRIVATE LIMITED, a private limited liability company duly incorporated and registered under the Company Act of Nepal, 2021, having its registered office in Kathmandu, Nepal;

                            RECITALS

      WHEREAS, BKPC (this and all other capitalized terms used herein are defined, and shall be interpreted in the manner set forth, in Article 1), on the date hereof, is entering into the Project Agreement with His Majesty's Government of Nepal pursuant to which HMGN agrees, on the terms and conditions contained therein, to support BKPC's development of a hydroelectric generation facility known as the Upper Bhote Koshi Hydroelectric Project to be located on the generation facility known as the Upper Bhote Koshi Hydroelectric Project to be located on the Bhote Koshi River in the Sindhupalchok District of Nepal, and consisting of two turbine generators with a combined nominal rating of approximately 36 MW with related power evacuation facilities and other associated facilities, as more specifically described in Schedule 1 (the "Project");

      WHEREAS, BKPC agrees to sell and deliver to NEA, and NEA agrees to accept and purchase from BKPC, the electric energy produced by the Project, such sale by BKPC and purchase by NEA to be subject to, and pursuant to, the terms and conditions of this Agreement;

      NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements hereinafter set forth, NEA and BKPC agree to the following:


ARTICLE 1.  DEFINITIONS AND INTERPRETATION

     1.1  Defined Terms

      Whenever the following terms appear in this Agreement, whether in the singular or in the plural, or in the present or the past tense, they shall have the respective meanings specified below:

       "Affiliate" shall mean any Person that directly or indirectly (through one or more intermediaries) controls or is controlled by or under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to cause or determine the direction of the management and policies of such Person (whether by ownership of securities, contract or otherwise). Notwithstanding anything in this definition to the contrary, any Person owning 10% or more of the voting securities of another Person shall be deemed to control such Person.

      "Agreement" shall mean this Power Purchase Agreement, including, without limitation, all schedules hereto, for the purchase of electric energy, dated as of the date first above written, as the same may be amended, supplemented or modified from time to time in accordance with the terms and conditions hereof.

     "Alternative Energy Cost" shall mean an amount per kWh equal to two-thirds (2/3) of the applicable Energy Factor during the Dry Months and one-third (1/3) of the applicable Energy Factor during the Wet Months.

      "Applicable Interest Rate" means the lower of (a) one and one-half percent (1.5%) per month and (b) the average monthly interest rate charged by commercial banks in Nepal on working capital loans to NEA.

      "Available" shall mean that the Project is able to respond to a Dispatch Instruction and to deliver electric energy at the Delivery Point.

      "Availability  Test"  shall have the meaning  specified  in
Section 6.8.

      "Available Capacity" shall mean, at any time, the aggregate
Unit Capacity or such other amount of aggregate net generating capacity of the Project as demonstrated by the then most recent
Availability Test.

     "BKPC" shall mean Bhote Koshi Power Company Private Limited, a private limited liability company incorporated and registered under the Company Act of Nepal, 2021, having its registered office in Kathmandu, Nepal.

      "BKPC Event of Default" shall have the meaning specified in
Section 4.2.

       "BKPC Interconnection Facilities" shall mean all the facilities to be installed by BKPC to enable NEA to receive electric energy from the Project at the Delivery Point, including all metering equipment, transformers and associated equipment, relay and switching equipment, protective devices and safety equipment, communications/telemetering equipment and transmission line, all as more particularly described in Schedule 1.

      "BKPC Termination Notice" shall have the meaning specified in Section 4.4(c)(i).

      "Business Day" shall mean any Day on which the offices of NEA are not authorized or required to close in Kathmandu, Nepal.

      "Change-in-Law" shall mean any of the following events occurring after 14 Baishakh 2052 (27 April 1995) as a result of, or in connection with, any action or inaction by any Governmental
Authority:

     (i)   a change in or repeal of an existing Law;

     (ii)  an enactment or making f a new Law;

     (iii) a cancellation or nonrenewal or a change in the conditions applicable to any Governmental Approval granted to NEA or BKPC or otherwise relating to the Project;

     (iv) a change in the manner in which a Law is applied or in the interpretation or application thereof, or

     (v) any change in any Law, or any other alteration of the application of any Law to BKPC or its shareholders or the other Financing Parties, including without limitation, royalties, Tax rates, depreciation schedules or other Laws which affect any of the financial assumptions set forth in BKPC's base case financial model set forth in Schedule 2.

     "Commercial Operation Date" shall mean the date specified in a certificate delivered by the Independent Engineer stating that both Units have satisfied and successfully demonstrated performance in accordance with the requirements of Schedule 8, or the date on which the Project is deemed to be commissioned pursuant to Section 5.5, as certified by the Independent Engineer, which date is scheduled as of the date hereof as 17 Poush 2056 (1 January 2000).

      "Construction Contracts" shall mean, collectively, the contracts to be entered into by BKPC for the design, engineering, construction and procurement of the Project with its contractors.

      "Contract Month" shall mean each Nepalese calendar month commencing with the first such month in which the first Unit
Delivery Date occurs.

      "Contract Year" shall mean the period beginning on the Commercial Operation Date and ending on the following Ashad (mid
July), and each succeeding twelve (12) Month period thereafter beginning on 1 Srawan (mid July) and ending on the following Ashad (mid July); provided that the last Contract Year shall begin on 1 Srawan and end on the date that is twenty-five (25) years from the Commercial Operation Date.

     "Coordinating Committee" shall have the meaning specified in
Section 6.6.

      "Date  of  Initial Funding" shall mean the date of  initial
funding   under  each  of  the  Financing  Documents   (including
construction financing and permanent financing).

     "Day" shall mean the 24-hour period beginning at 00:00 hours
Nepalese standard time.

      "Deemed Generation" shall be calculated, for each hour (or portion thereof) during any reduction of or interruption to the Project's generating output capacity, (a) either (i) if only one Unit Delivery Date has occurred prior to such reduction or interruption, the amount expressed in the kW specified for such Contract Month in Column (A) of Schedule 10, or (ii) if both Unit Delivery Dates have occurred prior to such reduction or interruption, the amount expressed in kW specified for such Contract Month in Column (B) of Schedule 10, less (b) any Electrical Output during such reduction or interruption.

      "Default Rate" shall mean the weighted average annual default rate of interest specified in the Financing Documents.

      "Delivery Point" shall mean the point, at the 132-kV gantry of the new substation to be construction by NEA near the existing Sun Koshi power station, at which electric energy from the Project is delivered to the NEA Interconnection Facilities.

      "Designated Account" shall mean a deposit account of BKPC, maintained at a bank in Kathmandu, notice of which BKPC shall give to NEA in writing prior to the first Unit Delivery Date.

     "Dispatch Instruction" shall mean NEA's instructions to BKPC from the Load Dispatch Centre in accordance with the Prudent Utility Practices and this Agreement, and taking into account the Technical Limits and then available water flow, to schedule and control the generation of the Project in order to commence, increase, decrease or cease the Electrical Output delivered to the NEA System.

      "Dollar  Equivalency" shall have the meaning  specified  in
Section 9.6.

      "Dollars"  or  "$" shall mean the currency  of  the  United
States of America.

      "Dry Months" shall mean each Nepalese calendar month from the beginning of Marg (mid-November) to the end of Baishakh (mid
May), inclusive.

     "Due Date" shall have the meaning specified in Section 9.1.

      "Electrical Output" shall mean for any period, after the first Unit Delivery Date, the electric energy delivered by the Project at the Delivery Point, as metered in accordance with
Schedule 7, and expressed in kWh.

     "Emergency" shall mean a condition or situation which in the reasonable judgment of NEA materially and adversely affects or will materially and adversely affect NEA's ability to meet its obligations to maintain safe, adequate and continuous electric service to NEA's customers or presents an imminent physical threat of danger to life, health, plant or equipment relating to the Project, or the NEA System.

      "Energy Factor" shall mean an amount per kWh equal to six one-hundredths (0.06) of a Dollar as of 17 Poush 2051 (1 January
1995), as escalated in accordance with Schedule 4.

     "Financing Documents" shall mean the loan agreements, notes, indentures, security agreements and other documents relating to the construction and permanent financing (including, without limitation, refinancing) of the Project or any part thereof, copies of which shall be furnished to NEA.

      "Financing Parties" shall mean the lenders, export credit agencies, multilateral institutions, equity providers and others providing financing or refinancing to or on behalf of BKPC, for the development, ownership, operation and maintenance of the Project or any portion thereof, or any trustee or agent acting on behalf of any of the foregoing.

       "Force   Majeure  Events"  shall  mean  the   events   and
circumstances described in Article 11.

      "Forced Outage" shall mean any inability of a Unit or Units
(following the Unit Delivery Date for such (Unit(s)) to delivery any required Electrical Output that is not due to a Scheduled
Outage or Maintenance Outage.

     "Governmental Approval" shall mean any authorization, permit clearance, license, consent, exemption or approval from or required by any Governmental Authority for the development, financing, ownership, construction, operation and maintenance of the Project.

      "Governmental Authority" shall mean any HMGN Authority, an Local Authority, any Judicial Authority or any other authority having jurisdiction over either Party, the Project or the NEA
System.

     "GWh" shall mean gigawatt-hour.

      "HMGN" shall mean His Majesty's Government of Nepal, inclusive of all ministries and agencies duly constituted by HMGN.

      "HMGN Authority" shall mean any national or regional authority or regulatory department, body, commission, instrumentality, agency, ministry or administrative body or taxing authority thereof, in any case, having jurisdiction over either Party, the Project or the NEA System.

      "HMGN Guarantee" shall mean the guarantee by HMGN pursuant to the Project Agreement of all of NEA's Obligations under this Agreement.

       "Incentive Amount" shall mean, as of any date of determination, an amount equal to the product of (a) $4,000 (payable in Rupees) multiplied by (b) the lesser of one (1) and the quotient of (i) the Available Capacity as of such date divided by (ii) 36 MW.

     "Independent Engineer" shall mean the independent consulting engineer of international repute acceptable to NEA, BKPC, the Shareholders and the other Financing Parties for purposes defined by the terms of reference acceptable to NEA, BKPC, the Shareholders and the other Financing Parties, including monitoring and certifying the commissioning and testing of the Project and such other purposes as specified in Section 6.6(c) of the Power Purchase Agreement.

     "Installed Capacity" shall mean 36 MW

     "Invoice" shall have the meaning specified in Section 9.1.

     "Invoice Notice" shall have the meaning specified in Section
9.3(a).

     "Judicial Authority" shall mean any court, tribunal or other judicial authority, in any case, having jurisdiction over either
Party, the Project or the NEA System.

     "kW" shall mean Kilowatt.

     "kWh" shall mean kilowatt-hour.

     "Law" shall mean any law, legislation, statute, rule, order, treaty, regulations, court decision or published practice or any interpretation thereof enacted, issued or promulgated by any Governmental Authority and applicable to NEA, the Project, the Financing Parties or BKPC, or relating to, without limitation, the rate of return on investment to BKPC or its Shareholders or the cost of financing, constructing, operating, maintaining or owning the Project, including any of the foregoing relating to or affecting any Tax, reserve or repatriation requirement of any kind or relating to expropriation or compulsory acquisition.

     "Lenders" shall mean International Finance Corporation and/or any other lenders, export credit agencies, multilateral institutions and others providing debt financing or refinancing to or on behalf of BKPC for the development, ownership, operation and maintenance of the Project or any portion thereof, or any trustee or agent acting on behalf of any of the foregoing.

     "Load Dispatch Center" shall mean the Load Dispatch Center of NEA located in Kathmandu or such other loan dispatch center as NEA shall specify in writing to BKPC.

     "Loan Signing Date" shall mean the date of signing of the initial loan agreements for either the construction financing or the initial permanent debt financing of the Project, whichever is the earlier to occur.

     "Local Authority" shall mean any local or municipal authority or regulatory department, body, political subdivision, commission, instrumentality, agency or administrative body or taxing authority thereof, in any case, having jurisdiction over NEA, BKPC, the Project or the NEA System.

     "Maintenance Outage" shall mean an interruption or reduction of the Project's generating capacity, other than a Scheduled Outage or Forced Outage, that has been scheduled and allowed by NEA in accordance with Section 6.2(g) for the purpose of performing work on specific components, which work could be temporarily postponed by at least two (2) Days but should not, in the reasonable opinion of BKPC, be postponed until the next Scheduled Outage.

     "Maintenance Year" means each twelve (12) Month period commencing at 24:00 hours, Nepalese standard time, on 1 Ashwin (mid September) and ending on the last day of Bhadra (mid September), in each year during the Term; provided, however, that the first Maintenance Year shall be the period from the Commercial Operation Date to the last day of the next succeeding Bhadra.

     "MOWR" shall mean Ministry of Water Resources of HMGN.

     "Month" shall mean a calendar month according to the Nepalese calendar beginning at 00:00 hours on the last Day of the preceding Month and ending at 24:00 hours on the last Day of that month.

     "MVAR" shall mean megavars.

     "MW" shall mean megawatt.

     "MWh" shall mean megawatt-hour.

     "NEA" shall mean Nepal Electricity Authority, constituted under the Nepal Electricity Authority Act, 2041, as amended, having its registered office at Durbar Marg, Kathmandu, Nepal, or its successors and assignees.

     "NEA Event of Default" shall have the meaning as specified in Section 4.3.

     "NEA Interconnection Facilities" shall mean all the facilities, described in Schedule 9, to be installed by or for NEA to enable NEA to receive and wheel Electrical Output from the Project in accordance with this Agreement (which may include, without limitation, transmission lines and associated equipment, relay and switching equipment and protective devices and safety equipment, plus the metering system described in Schedule 7), all of which shall be reasonably designed according to Prudent Utility Practices.

     "NEA System" shall mean the power network controlled or used
by   NEA   for  the  purpose  of  generating,  transmitting   and
distributing electricity to NEA's customers, including, without limitation, the NEA Interconnection Facilities.

     "NEA Termination Notice" shall have the meaning specified in
Section 4.4(c)(ii).

     "Operating  Procedures" shall have the meaning specified  in
Section 5.4(a).

     "Parties" shall mean BKPC AND NEA.

     "Penalty Amount" shall mean, as of any date of determination, an amount equal to the product of (a) $4,000(payable in Rupees) prior to 17 Baishakh 2056 (1 April
2000)  or  $8,000 (payable in Rupees) after 16 Baishakh 2056  (31
March 2000) multiplied by (b) the greater of zero (0) and the quotient of (i) 36 MW minus the Available Capacity as of such date divided by (ii) 36 MW.

     "Person"    shall   mean   any   individual,    corporation,
partnership, joint venture, trust, unincorporated organization or
government   (or   any  agency,  instrumentality   or   political
subdivision thereof).

     "Project" shall have the same meaning assigned thereto in the recitals to this Agreement.

     "Project Agreement" means the Project Agreement, dated the date hereof, between HMGN and BKPC.

     "Project Contracts" shall mean each of the Project Agreement, the Financing Documents, the Construction Contracts and any other material contract to which BKPC is a party related to the development, construction, operation or maintenance of the Project, copies of which shall be furnished to NEA.

     "Prudent Utility Practices " shall mean the practices, methods, techniques and standards, practices changed from time to time, that are generally accepted as internationally for use in electric utility industries taking into account conditions of Nepal, and commonly used in prudent electric utility engineering and operations to design, engineer, construct, test, operate and maintain equipment of a type and size similar to the Project or the NEA Interconnection Facilities lawfully, safely and efficiently and that generally conform to the manufacturers' operation and maintenance guidelines.

     "Reactive Power" shall mean the wattless component of the product of voltage and current which the Project shall provide to or absorb from the NEA System and which is measured in MVAR.

     "Recapture  Amount"  shall  have the  meaning  specified  in
Section 5.5(b).

     "Reduced Output" shall mean, for each Contract Month, a reduction of or interruption to the Project's generating output capacity that is not the result of any act of, or event or condition caused by, NEA or attributable to an event or condition on the NEA System including any Emergency, NEA declared Force Majeure Event or other curtailment or reduction pursuant to
Section 6.5.

     "Required  Commercial Operation Date" shall  mean  17  Poush
2056 (1 January 2000), as such date may be extended by the occurrence of a Force Majeure Event.

     "Rupees or Rs" shall mean the currency of the Kingdom of Nepal.

     "Schedule Commercial Operation Date" shall mean the date advised by BKPC to NEA as the date on which the Project is expected to achieve the Commercial Operation Date, as such date may be revised from time to time based upon the construction program for the Project, scheduled as of the date of this Agreement to be 17 Poush 2056 (1 January 2000).

     "Scheduled Outages" shall mean a planned interruption of the electric generating capability of the Project, other than a Maintenance Outage, that has been scheduled and allowed by NEA in accordance with Section 6.2 for inspection, testing, preventive maintenance, corrective maintenance, repairs, replacement or improvement.

     "Scheduled Synchronization Date(s)" shall mean with respect to each Unit, the date identified by BKPC in a written notice received by NEA at lease one hundred twenty (120) Days prior to such date, as being the date on which BKPC will attempt to cause such Unit (or both Units if so elected by BKPC) to be electrically synchronized and connected to the NEA System; provided, however, that such date shall be no earlier than 17 Jestha 2055 (1 June 1999), unless otherwise agreed by the Parties.

     "Site" shall mean the land, spaces, waterways, roads and any rights acquired or to be acquired by BKPC for the purposes of the Project on, through, above or below the ground on which or any part of which the Project is to be build (including, without limitation, any working areas required by BKPC, BKPC's contractors, villages, townships and camps for the accommodation of the employees of BKPC and its contractors; and all rights of way and access from public highways where applicable).

     "Special Buyout Event" shall have the meaning specified in the Project Agreement.

     "Special  Force  Majeure  Event"  shall  have  the   meaning
specified in Section 11.1(b).

     "Start-Up" shall mean any period during which all plant systems are checked and the Project is synchronized to the NEA
System.

     "Synchronization Date(s)" shall mean with respect to each Unit, the date on which such Unit is electrically synchronized and connected to the NEA System.

     "Taxes" shall mean any tax, charge, impost, tariff, duty or fee of any kind charged, imposed or levied, directly or indirectly, by any Governmental Authority in Nepal applicable to BKPC, BKPC's shareholders or the Project, including, without limitation, any such corporate income tax, value added tax, sales tax, stamp tax, import duty, withholding tax (whether on dividends, interest payments, fees, equipment rentals or otherwise), tax on foreign currency loans or foreign exchange transactions, excise tax, property tax, registration fee or license, water tax or environmental tax.

     "Technical Limits" shall mean the technical limits of the Project set forth on Schedule 5.

     "Term" shall have the meaning specified in Section 4.1.

     "Termination  Date"  shall  have the  meaning  specified  in
Section 4.6(a).

     "Third-Party Purchasers" shall mean consumers outside the NEA System.

     "Unit" shall mean any of the approximately 18 MW (nominal net) turbine-generator electricity generating units incorporated into the Project.

     "Unit Capacity" shall mean, as to any Unit for any period, 18 MW or such other amount of net electrical generating capacity of such Unit, as demonstrated by the performance tests conducted under Schedule 8 for such Unit.

     "Unit Delivery Date" shall mean, for each Unit, the date declared by BKPC to be the date on which such Unit is available for commercial operation at the Unit Capacity thereof, as such date is specified in a written notice given at least fifteen (15) Days in advance by BKPC to NEA; provided, however, that the first Unit Delivery Date shall not occur prior to 16 Bhadra 2056 (1 September 1999).

     "Wet Months" shall mean any Contract Month that is not a Dry
Month.

1.2  Interpretation

     Unless the context of this Agreement otherwise requires:

     (i)   the   headings   and  paragraph  numbering   are   for
           convenience of reference only and shall be ignored in construing this Agreement;

     (ii)  words of either gender include both gender;

     (iii) words  using  the  singular  or  plural  number   also
           include the plural or singular number, respectively;

     (iv) the terms "hereof", "herein" "hereto" and similar words refer to this entire Agreement and not to any particular Article, Section or Schedule or any other subdivision of this Agreement;

     (v) references to "Article," "Section" or Schedule" are to this Agreement unless specified otherwise;

     (vi) references to any statute, regulation, notification or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and, unless otherwise specified, shall be construed as references to Nepalese statutes, regulations, notification or statutory provisions;

     (vii) reference to "this Agreement" or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented from time to time, and shall include a reference to any document which amends, modified or supplements its, or is entered into, made or given pursuant to or in accordance with its terms;

     (viii)in  the  event  of  a  conflict between  any  Nepalese
           calendar  date  and  a  Gregorian  calendar  date   in
           brackets following such Nepalese calendar date, the Nepalese calendar date shall prevail; and

     (ix) references to any person shall be construed as a reference to such Person's successors or permitted assigns.

     This Agreement includes the following attached Schedules:

           (a)  Schedule 1          Project Description
           (b)  Schedule 2          Financial Assumptions
           (c)  Schedule 3          Permits and Authorizations
           (d)  Schedule 4          Escalation
           (e)  Schedule 5          Technical Limits
           (f)  Schedule 6          Construction Reports
           (g)  Schedule 7          Metering
           (h)  Schedule 8          Commissioning and Testing
           (i)  Schedule 9          Interconnection Facilities
           (j)  Schedule 10         Calculation of Deemed Generation

      All such Schedules form an integral part of this Agreement, and this Agreement shall be construed in light of such Schedules; provided that, in the event of any inconsistency in the terms of the main body of this Agreement and the terms of the Schedules, the terms of the main body of this Agreement shall prevail.


ARTICLE 2.       SALE AND PURCHASE OF ENERGY

     2.1  Energy

      Subject to and in accordance with the terms and conditions of this Agreement, BKPC shall make available to NEA at the Delivery Point, and NEA shall pay for in accordance with Article 8, all Electrical Output and, to the extent provided in Section
8.2  all Deemed Generation from and after the first Unit Delivery
Date.

     2.2  Other Sales of Energy

      If  and  for  so  long  as BKPC shall  have  suspended  the provision  of  sales  of  Electrical Output  in  accordance  with
Section 4.4(c)(i)(A), BKPC shall be entitled to sell and transmit any portion of the Electrical Output to any Third-Party Purchasers on terms and conditions as may be agreed by BKPC and such Third-Party Purchasers.

     2.3  Wheeling of Power

      NEA shall (within the technical capability of the NEA system) wheel any Electrical Output pursuant to Section 2.2. BKPC shall pay to NEA a wheeling charge in an amount to be agreed between BKPC and NEA.


ARTICLE 3.  CONDITIONS PRECEDENT

     3.1  Effectiveness of BKPC's Obligations

      The obligations of BKPC under this Agreement shall become effective on, and notwithstanding any other provision of this Agreement BKPC shall have no obligations hereunder until, the date specified in a notice from BKPC to NEA stating that the following conditions precedent shall have been fulfilled to BKPC's satisfaction or waived in writing by BKPC:

     (a) BKPC shall have received valid, enforceable, unencumbered and insurable title, or leasehold interest, as the case may be, to the Site and such other real property rights as may be required to finance, construct, operate and maintain the Project;

     (b) BKPC shall have received all governmental Approvals listed in paragraph (a) of Schedule 3;

     (c) BKPC shall have received confirmation from the relevant Governmental Authorities (as required by the Project Agreement) that all Governmental Approvals listed in paragraph (b) of Schedule 3 will be issued in due course, without material additional expense to BKPC or delay in accordance with Laws of Nepal;

     (d) BKPC and the Financing Parties shall have received an opinion of Nepalese legal counsel to NEA, reasonably satisfactory to BKPC, as to the enforceability of this Agreement against NEA in accordance with its terms and such other matters as BKPC may reasonably request;

     (e)   the Loan Signing Date shall have occurred.

     3.2  Effectiveness of NEA's Obligations

      The obligations of NEA under this Agreement shall become effective on the date specified in a notice from NEA to BKPC stating that the following conditions precedent shall have been fulfilled to NEA's satisfaction or waived in writing by NEA:

     (a) NEA shall have received copies of the Memorandum of Association and the Articles of Association of BKPC, as certified by BKPC's company secretary, and a copy of the Project License as per Electricity Act, 2049, and Electricity Rules, 2050;

     (b) NEA shall have received copies of resolutions adopted by BKPC's board of Directors authorizing the execution, delivery and performance by BKPC of this Agreement, as certified by BKPC's company secretary; and

     (c) NEA's Board of Directors shall have approved NEA's entering into and performing its obligations under this Agreement.

     3.3  Assistance From NEA

      NEA shall at the request of BKPC afford all reasonable assistance to BKPC in achieving the Date of Initial Funding, including, without limitation, reasonably cooperating with the Financing Parties in connection with any comments they may have to this Agreement; provided that NEA shall not be liable for any failure of the Date of Initial Funding to occur.


ARTICLE 4.  TERM AND TERMINATION

     4.1  Term of the Agreement

      This Agreement shall become effective upon execution and delivery by the Parties hereto and shall have a term from the date hereof until the date that is twenty-five (25) years from the Commercial Operation Date. The term of this Agreement may be extended upon agreement by NEA and BKPC.

     4.2  BKPC Events of Default

      The occurrence and continuation of any of the following events shall constitute an event of default (each a "BKPC Event of Default"), unless any such BKPC Event of Default occurs as a result of (i) a breach by NEA of its obligations under this Agreement, (ii) a cross-default occurring under Section 4.8 or
(iii) the occurrence of a Force Majeure Event:

     (a) the failure of the Loan Signing Date to occur on or prior to the date that is eighteen (18) months after the signing of this Agreement;

     (b)   the   failure  of  BKPC  to  achieve  the   Commercial
           Operation Date within twelve (12) months after the Required Commercial Operation Date;

     (c) after the commencement of construction of the Project, the unexcused or willful abandonment by BKPC of the construction of the Project for a period of more than ninety (90) consecutive Days; provided that BKPC shall not be deemed to have abandoned construction of the Project if and for so long as NEA is reasonably satisfied that BKPC is using reasonable efforts to recommence such construction;

     (d) the dissolution, pursuant to Law, of BKPC, except for the purpose of merger, consolidation or reorganization that does not affect the ability of the resulting entity to perform its obligations hereunder and provided that such resulting entity expressly assumes such obligations;

     (e) except as contemplated by Section 17.1(b), the transfer of (i) all or a substantial portion of the assets or undertakings of BKPC, except where such transfer does not affect the ability of the transferee to perform its obligations under this Agreement and provided that such transferee expressly assumes such obligations;

     (f) the failure of BKPC to commence procurement and construction activities with respect to the Project within four (4) months of the Date of Initial Funding for construction financing;

     (g) any failure by BKPC to make any payment or payments required to be made to NEA under this Agreement within sixty (60) Days after the due date for such payment;

     (h) the failure of BKPC to respond to a Dispatch Instruction and the failure of BKPC to remedy an circumstance within its control to permit it to respond to such Dispatch Instruction, which failure continues unremedied for a period of thirty (30) Days after written notice from NEA (provided, however, that NEA shall be entitled to recover damages specified in Section 4.7(a) after such failure continues unremedied for a period of more than seven
           (7) Days after written notice from NEA); provided, however, that no such failure shall give rise to a BKPC Event of Default if such failure arises out of
           (x) any act or omission of NEA, (y) any event or circumstance affecting NEA or the NEA System or (z) during a Scheduled Outage, Maintenance Outage or Forced Outage; or

     (i) any failure by BKPC to perform any of its other material obligations under this Agreement, which failure continues unremedied for a period of ninety
           (90) Days after written notice thereof has been delivered by NEA to BKPC.

     4.3 NEA Events of Default

      The occurrence and continuation of any of the following events or a cross-default described in Section 4.8 shall constitute an event of default (each an "NEA Event of Default"), unless any such NEA Event of Default occurs as a result of (i) a breach by BKPC of its obligations under this Agreement or (ii) the occurrence of a Force Majeure Event of Emergency:

     (a)   the   dissolution,   reorganization   or   change   of
           ownership of NEA except in cases where (i) all of NEA's obligations under this Agreement are being assigned pursuant to applicable law, or contractually assumed through a novation or otherwise, by an entity that has a legal capacity, financial ability and appropriate commercial function to perform such obligations and
           (ii) the Project Agreement and the HMGN Guarantee remains in full force and effect without interruption;

     (b)   the   transfer   of  either  (i)  the  rights   and/or
           obligations of NEA hereunder or (ii) all or a substantial portion of the assets or undertakings of NEA except in cases where (A) all of NEA's obligations under this Agreement are assigned pursuant to applicable law, or contractually assumed through a novation or otherwise, by an entity that has the legal capacity, financial ability and appropriate commercial function to perform such obligations and (B) the Project Agreement and the HMGN Guarantee remain in full force and effect without interruption;

     (c) any failure by NEA to make any payment or payments required to be made to BKPC under this Agreement within sixty (60) Days after the due date for such payment; or

     (d)   any  failure  by  NEA  to perform  any  of  its  other
           material obligations under this Agreement, which failure continues unremedied for a period of ninety
           (90) Days after written notice thereof has been delivered by BKPC to NEA.

     4.4  Notice of Default

     (a) Upon the occurrence of a BKPC Event of Default or an NEA Event of Default, as the case may be, NEA or BKPC, as the case may be, shall deliver a notice to the other (a "Notice of Default") which shall specify in reasonable detail the BKPC Event of Default or NEA Event of default, as the case may be, giving rise to the Notice of Default.

     (b)   Following  the  giving  of  Notice  of  Default,   the
           Parties  shall  consult for a period of  up  to  sixty
           (60) Days (or such longer period as they may agree) as to what steps shall be taken with a view to mitigate the consequences of the relevant event having regard to all circumstances.

     (c) At the expiry of the sixty (60) Day period set forth in the preceding sub-paragraph (b) and unless the parties shall have otherwise agreed or the Event of Default giving rise to the Notice of Default shall have been remedied, the Party having given the Notice of Default may:

          (i) if such Party is BKPC, immediately (A) suspend the provision of sales of Electrical Output to NEA by notice to NEA without prejudice to BKPC's right to terminate this Agreement or (B) terminate this Agreement by delivering a notice of termination of this Agreement (a "BKPC Termination Notice") to NEA, whereupon Section 4.6(a) shall apply.

          (ii) if such Party is NEA, terminate this Agreement by deliverying a notice of termination of this Agreement (a "NEA Termination Notice") to BKPC whereupon Section 4.6(a) shall apply.

     4.5   Consequences of Suspension

      If this Agreement is suspended by BKPC pursuant to Section 4.4(c)(i), NEA shall transmit or cause to be transmitted as much of the Electrical Output as BKPC may direct to any Third-Party Purchaser selected by BKPC, subject to the technical capability and payment of wheeling charges as applicable. BKPC shall be entitled to enter into agreements having terms of as long as twelve (12) months for sale of up to all the Electrical Output with such Third-Party Purchasers and NEA's right to receive and purchase Electrical Output hereunder shall be subject and subordinate to such third-party agreements during such term. The term of such agreements may extend Month to Month unless NEA (i) cures all outstanding NEA Events of Default and (ii) pays to BKPC the difference between what NEA would have owed to BKPC pursuant to this Agreement and what BKPC received from Third-Party Purchasers up to the time of the cure, plus associated reasonable transaction costs (including, without limitation, wheeling charges) incurred by BKPC in making the third-party sales. BKPC agrees to enter into discussions with NEA with a view towards entering into power sales agreements with such Third-Party Purchasers as may be identified by NEA; provided that such agreements are in BKPC's sole opinion commercially reasonable. The purpose of third-party sales pursuant to this Section 4.5 is to mitigate damages owed by NEA to BKPC and it is not intended that BKPC will be entitled to receive any extra amounts from such sales, after deducting such transaction costs and all damages owed by NEA to BKPC, in excess of the amounts NEA would have paid to BKPC hereunder if this agreement had not been suspended pursuant to Section 4.4(c)(i).

     4.6  Consequences of Termination

     (a) In the event that NEA gives NEA Termination Notice to BKPC, the following procedures and cure periods shall be observed and shall have expired, respectively, prior to this Agreement actually being terminated and of no further effect (the date of such termination being the "Termination Date"):

          (i)   BKPC  may  within one hundred eighty  (180)  Days
                from the date it receives the NEA Termination Notice attempt to either (A) cure the BKPC Event of Default which gave rise to the NEA
                Termination Notice (in which case the NEA Termination Notice shall be deemed withdrawn) or
                (B) subject to the prior consent of HMGN, transfer, sell and/or assign the Project to NEA or any Third Party Purchaser, in which case, if such sale is effected (with the consent of NEA, which consent will not be unreasonably withheld), then such new owner of the Project shall have a period of one hundred twenty (120) Days from the date of transfer to such new owner to cure the BKPC Event of Default. If such new owner fails to cure the BKPC Event of Default within such one hundred twenty (120) Day period, the Termination Date shall occur;

          (ii) notwithstanding any provision of this Agreement to the contrary, during any period in which amounts are owed to the Financing Parties under the Financing Documents, NEA's rights to terminate this Agreement shall be subject to the terms of a direct agreement between the
                Financing Parties and NEA setting forth the Financing Parties' rights and remedies with respect to this Agreement;

          (iii) at all times during the continuance of a BKPC Event of Default and during which BKPC maintains actual possession and control over the Project, BKPC shall use its reasonable efforts to operate and maintain the Project as generally required hereunder. Subject to the prior written consent of the Financing Parties and HMGN, BKPC and NEA shall agree to all NEA, or its designee, to temporarily undertake operation and maintenance of the Project at any time after the 180th Day after BKPC receives the NEA Termination Notice on such terms and conditions as BKPC and NEA may agree; and

          (iv) BKPC shall compensate NEA for any monetary damages incurred by NEA as a direct result of a BKPC Event of Default, which shall include (A) reasonable attorneys fees and expenses in connection with the termination and (B) if such BKPC Event of Default occurs after the Unit Delivery Date of any Unit(s), BKPC agrees to pay liquidated damages for lost Electrical Output equal to the product of the Alternative Energy Cost (as applicable to Wet Months and Dry Months) and the applicable Deemed Generation amounts for such months.

     (b) In the event that BKPC gives BKPC Termination Notice to NEA, then NEA shall compensate BKPC or the Financing Parties (in case of foreclosure) for any monetary damages incurred by BKPC or the Financing Parties (in case of foreclosure) as a direct result of an NEA Event of Default less (A) any amounts BKPC shall have received from sales of electric energy to Third-Party Purchasers following a NEA Event of Default and pending BKPC's exercising its remedies (net of any transaction costs described in Section 4.5 hereof) and (B) in case foreclosure shall have been exercised by the Financing Parties, any amounts received by BKPC and the Financing Parties from any other sources including, without limitation, any sale of the Project through foreclosure or otherwise.

     4.7  Continuing Obligation: Right to Discontinue Service

     (a) In the event of the occurrence of any BKPC Event of Default referred to in Section 4.2 and until this
          Agreement   is  terminated  in  accordance   with   the
          provisions hereof, (i) neither Party shall be relieved of any of its liabilities or obligations hereunder, including, without limitation, NEA's obligation to take or pay for Electrical Output and Deemed Generation and
          (ii) NEA shall have the right to recover any monetary damages it shall incur as a consequence of a BKPC Event of Default (which shall include, if such BKPC Event of Default arises under Section 4.2(h) or Section 4.2(i) relating to the failure of BKPC to generate or deliver electric energy to NEA, liquidated damages equal to the product of the Alternative Energy Cost (as applicable to Wet Months and Dry Months) and the applicable Deemed Generation (net of Electrical Output actually delivered to NEA) amounts for the time period involved). In seeking to enforce any such right of recovery, NEA may avail itself to the remedies provided under applicable Law as may be necessary or appropriate to enforce any covenant, agreement, or obligation to make any payment for which provision is made in this Agreement; provided that NEA shall have no right to terminate this Agreement except as expressly set forth in this Agreement. Section 4.6(a)(iv), this Section 4.7(a) and Section 5.7(b) set forth NEA's sole and exclusive remedies for damages relating to the failure of BKPC to generate or deliver electric energy to NEA.

     (b) In the event of the occurrence of any NEA Event of Default referred to in Section 4.3 and until this Agreement is terminated in accordance with the provisions hereof, (i) neither Party shall be relieved of any of its liabilities or obligations hereunder, including, without limitation, NEA's obligation to take or pay for Electric Output and Deemed Generation and
          (ii) BKPC shall have the right to recover any monetary damages it shall incur as a consequence of an NEA Event of Default. In seeking to enforce any such right of recovery, BKPC may avail itself of the remedies provided under applicable law as may be necessary or appropriate to enforce any covenant, agreement or obligation to make any payment for which provision is made in this Agreement; provided that BKPC shall have no right to terminate this Agreement except as expressly set forth in this Agreement.

     (c) Upon thirty (30) Days' written notice to NEA, BKPC may (in addition to its suspension rights under Section 4.5) cease and discontinue on a temporary basis until the relevant NEA Event of Default is cured delivering all or such portion of Electrical Output specified by BKPC in such notice. In the event of such discontinuance on a temporary basis, NEA shall not be relieved of its liability to take or pay for the remaining Electrical Output and, to the extent provided in Section 8.2, Deemed Generation during the period of such temporary discontinuance and thereafter, and BKPC shall have the right to recover from NEA any amounts that so accrue.

     4.8  Cross Default

       If HMGN shall fail to perform any of its material obligations under the Project Agreement or if the Project Agreement or any material obligations of HMGN, including, without limitation, the HMGN Guarantee, cease to remain in full force and effect, or if HMGN repudiates such obligations in writing, such action shall constitute an NEA Event of Default.


ARTICLE 5.  PRE-OPERATION PERIOD

     5.1  Permits, Licenses and Approvals

      BKPC shall apply for and maintain in accordance with Laws all Governmental Approvals that shall be necessary or advisable, and NEA shall make reasonable efforts on a timely basis to support and assist in BKPC's efforts to obtain and renew all Governmental Approvals that shall be necessary or advisable.

     5.2  Documents

      The following document (six copies of each) shall be submitted by BKPC to NEA no later than the date indicated next to the corresponding item:

     (a)  a   copy   of  BKPC's  plan  for  the  operations   and
          maintenance of the Project (as soon as reasonably practicable but not to exceed 12 months after the commercial Operation Date);

     (b) a Start-Up and test schedule for the Project (not later than 120 days prior to the Scheduled Synchronization
          Date);

     (c) copies of any manufacturers' specifications, schedules of protection schemes and protective relay settings
          (not  later  than  120  days  prior  to  the  Scheduled
          Synchronization Date);

     (d) copies of manufacturer's operation and maintenance manuals (as soon as reasonably practicable but not to exceed 12 months after the Commercial Operation Date);
          and

     (e) signed and sealed copies of as-built drawings for the Project, including the civil and architectural works
          (as soon as reasonably practicable but not to exceed 18 months after the Commercial Operation date).

     5.3  Construction

     (a) BKPC shall be responsible for design, construction, commissioning and testing of the Project and the BKPC Interconnection Facilities, and, in that connection BKPC intends to achieve the Commercial Operation Date by the Scheduled Commercial Operation Date.

     (b) NEA shall make such arrangements or changes to the NEA System or otherwise, including, without limitation, completion of construction of the NEA Interconnection Facilities, as shall be necessary to enable each Unit to be synchronized on the Scheduled Synchronization Date of such Unit.

     (c) BKPC shall notify NEA of any anticipated material delays in the construction, commissioning and/or testing of any Unit of the Project or in achieving the Synchronization Date of such Unit or Scheduled Commercial Operation Date and shall report to NEA the progress and status of the construction of the Project, on a quarterly basis, during the period from the Date of Initial Funding for construction financing to the Commercial Operation Date.

     (d) BKPC shall make its own arrangement for construction power and permanent power, however, BKPC can draw up to 1 MW of power from the nearest NEA 11 kV grid point, at NEA's commercial rate; provided, however, that NEA shall not be liable to BKPC for any consequential damages for any failure of NEA to provide such electric energy.

     (e) NEA shall cooperate to the extent possible to assist in granting or causing to be granted to BKPC, for its access and use by any of BKPC's contractors or other representatives, all necessary easements, licenses, rights-of-way and other similar property rights for the purposes of engineering, designing, financing, constructing, erecting, operating and maintaining the Project in, on or through any property owned or otherwise controlled by NEA, in the Project area, until the termination of this Agreement. BKPC shall not be required to pay any fee to or expense of NEA in connection with granting such access, use or rights. NEA shall grant to BKPC adequate and continuing rights for the purposes set forth in this Section 5.3(e) to enter such property during regular business hours subject only to BKPC's giving prior notice to NEA. Prior to the construction by BKPC of the Project, NEA, with respect to property owned or controlled by NEA AND AT BKPC's cost, shall execute such deeds, easements, rights-of-way, licenses and other documents, each in recordable form, as BKPC may reasonably require to record any and all of the above rights. Insofar as it shall be consistent with the Laws of Nepal, all deeds, easements, right-of-way, licenses and other rights hereunder shall survive termination or expiration of this Agreement, provided, however, that any license or analogous right granted under a lease held by NEA shall terminate upon the expiration of such lease. Without limiting the provisions of Section 13.1, BKPC shall indemnify and hold harmless NEA and its officers, directors, agents and employees from and against any loss, cost, expense and liability (excluding any direct or consequential damages) incurred by any such indemnified party as a result of an exercise of BKPC's right of access under this Section 5.3(e).

     5.4  Operating Procedures

     (a) BKPC shall provide to NEA, no later than ninety (90) Days prior to the Scheduled Synchronization Date of the first Unit a copy of a draft written operating procedure to serve as the basis for the written operating procedure to be mutually developed by BKPC and NEA (the "Operating Procedure").

     (b) BKPC and NEA shall mutually develop the Operating Procedures no later than sixty (60) Days prior to the Scheduled Synchronization Date of the first Unit. The Operating Procedures shall be based on the designs of the Project, the NEA Interconnection Facilities and the draft procedures provided by BKPC pursuant to Section 5.4(a), shall be consistent with Prudent Utility Practices, the Technical Limits and this Agreement, and shall deal with all operations interfaces between NEA and BKPC, including, but not limited to, the method of day-to-day communication, annual, monthly and weekly availability projections and declarations for the Project, dispatching procedures (which shall include a monthly and weekly dispatch schedule), declaration by BKPC of Available Capacity, key personnel lists, clearances and switching practices, outage scheduling, capacity and energy reporting, operating log and Reactive Power support and the creation of an operating committee whose members will consist of an equal number of senior representatives of NEA and BKPC and which will be responsible for implementing and administering the Operating Procedures.

     (c) BKPC and NEA shall mutually develop an inter-tripping schedule no later than thirty (30) Days prior to the Scheduled Synchronization Date of the first Unit. Such inter-tripping schedule shall be based on a proposed schedule submitted to BKPC by NEA.

     5.5  Completion of Interconnection Facilities

     (a) NEA shall design, finance, own, construct, operate and maintain, in accordance with Prudent Utility Practices, and Schedule 9, the NEA Interconnection Facilities. NEA shall complete the NEA Interconnection Facilities on or prior to the Scheduled Synchronization Date of the first Unit. In the event that for any reason, other than the occurrence of any of the events specified in
          Section 7.2, NEA has not completed the NEA Interconnection Facilities by the Scheduled Synchronization Date, or if NEA fails to accommodate required testing (except where such testing would create an Emergency or conditions detrimental to NEA's System; or as a result of a Force Majeure Event) such that the Unit Delivery Date for a Unit is delayed, then, pending actual testing and upon certification by the Independent Engineer that such Unit would have been ready for commencement of such testing on such scheduled date, (i) the Unit Delivery Date for such Unit shall be deemed to have occurred on such scheduled date, (ii) the then available Capacity will be deemed to equal 18 MW for such Unit with effect from such scheduled date and (iii) to the extent required by
          Section 8.2, NEA will commence making payments in respect of Deemed Generation for such Unit (as determined form the date the Unit Delivery Date for such Unit is deemed to occur as provided in this
          Section 5.5 (a) on the basis of such then Available Capacity), regardless of any inability of NEA to accept deliveries of electric energy at the Delivery Point.

     (b) Notwithstanding the Unit Delivery Date for a Unit being deemed to occur pursuant to sub-section (a) above, such Unit will be tested at such time as the Independent Engineer certifies to BKPC that the NEA Interconnection Facilities are complete or the other event that delayed testing shall have ceased. If such Unit Delivery Date shall have been deemed to occur pursuant to clause (a) above and thereafter when tested pursuant to Schedule 8 the Project shall have demonstrated (as certified by the Independent Engineer) that it is not capable of delivering 18 MW, then BKPC shall repay to NEA, within 60 Days of such certification, an amount (the "Recapture Amount") equal to:

          (i) the difference between (y) the amount that NEA paid to BKPC during the period from such deemed Unit Delivery Date in respect of such Unit until the date of such tests and (z) the amount BKPC would have earned had the Available Capacity of such Unit during such period been as demonstrated by such tests plus

          (ii) interest on the amount described in the preceding clause (i), accruing during such period at a rate which is equal to the Applicable Interest Rate.

     (c) A Unit Delivery Date shall not be deemed to occur pursuant to this Section 5.5 if the Independent Engineer certifies that the delay beyond such Unit Delivery nevertheless would have occurred regardless of NEA's actions or inactions.

     5.6  Delays

      If an NEA Event of Default or a Force Majeure Event delays any Synchronization Date or the commercial Operation Date, then the Required Commercial Operation Date shall be extended for such period as shall be necessary to permit completion of construction and commissioning of the Project taking into account the delay in the construction schedule arising out of such NEA Event of Default or Force Majeure Event, and, in the case of an NEA Event of Default, NEA shall compensate BKPC for any additional costs incurred by BKPC as a result of such delay, taking into account, as appropriate, the demobilization and remobilization of personnel and the restoration of the Project, as the case may be, to pre-delay condition; provided, however, that such dates shall not be extended and BKPC shall not be entitled to compensation to the extent that such delay would have nevertheless been experienced had such NEA Event of Default or Force Majeure Event not occurred. BKPC shall use all reasonable efforts to minimize any damages resulting from any delay described above.

5.7  Unit Delivery Date Incentive and Penalty Provisions

     (a) If one or both Unit Delivery Date(s) shall occur prior to the Required Commercial Operation Date, then NEA shall pay to BKPC an amount equal to the sum of the Incentive Amounts calculated for each Day in the period from the first Unit Delivery Date to 17 Poush 2056 (1 January 2000); provided, however, that no amount shall be paid for any Day occurring prior to 17 Ashwin 2056 (1 October 1999).

     (b) If the first and second Unit Delivery Dates shall fail to occur on or prior to the Required Commercial Operation Date and if such failure is not attributable, in whole or in part to (i) the acts or omissions of NEA or HMGN, or the failure of NEA OR HMGN to perform any of its respective obligations under this Agreement or the Project Agreement, (ii) any event, circumstance or condition affecting NEA or the NEA System or (iii) the occurrence of any Force Majeure Event, then BKPC shall pay to NEA an amount equal to the sum of the Penalty Amounts calculated for each Day in the period from the Required Commercial Operation Date to the date on which the Available Capacity shall equal or exceed 36 MW. These penalties shall apply until 16 Poush 2057 (31 December 2000), at which time NEA has the right to exercise the remedies set forth in Sections 4.2(b) and 4.4.

     (c) Any payments under this Section 5.7 owing to NEA or to BKPC shall be paid within sixty (60) Days following the date that the Available Capacity shall first equal or exceed 36 MW.

     5.8  NEA's Observation Visits

      Upon reasonable prior notice to BKPC and during regular business hours, representatives of NEA shall have the right to observe the progress of the construction of the Project, the commissioning of the Project and the operation of the Project. BKPC shall comply with all reasonable requests of NEA for, and assist in arranging, any such observation visits to the Project. All persons visiting the Project on behalf of NEA shall observe all safety and other rules and regulations of BKPC and its contractors and shall comply with the reasonable instructions and directions of BKPC or its contractors.


ARTICLE 6.  CONTROL AND OPERATION OF THE PROJECT

     6.1  Project Operation

      BKPC shall operate and maintain the Project in accordance with the Operating Procedures and Prudent Utility Practices and within the Technical Limits.

     6.2  Scheduled and Maintenance Outages

     (a) BKPC shall (i) at least sixty (60) Days prior to the Commercial Operation Date submit its desired schedule of Scheduled Outage periods to NEA for the first Maintenance Year and (ii) by the following 1 Srawan (mid July ) and each succeeding 1 Srawan (mid July) of each Maintenance Year, submit to NEA in writing its desired schedule of Scheduled Outage periods for the following Maintenance Year.

     (b) At least (30) Days prior to the Commercial Operation Date and on or prior to the following 1 Ashwin (mid September) and each succeeding 1 Ashwin (mid September) of each Maintenance Year, NEA shall notify BKPC in writing whether the requested schedule of Scheduled Outages is acceptable. If NEA does not accept any one or more of the requested Scheduled Outages, NEA shall promptly advise BKPC of a time when NEA determines any such unacceptable Scheduled Outage can be rescheduled. Such rescheduled time shall be as close as reasonably practicable to the requested time, shall comply with the Technical Limits, shall be consistent with the Technical Limits, shall be consistent with Prudent Utility Practices and the manufacturers' recommendations and shall be of equal duration as the requested period. If NEA fails within the allowed period to object to any proposed Scheduled Outage of which it receives notice pursuant to Section 6.2(a) or fails within such period to advise BKPC of a substitute time, BKPC may adhere to its schedule of the Scheduled Outage(s) for the times state in such notice.

     (c) BKPC shall schedule Scheduled Outages only at times determined as aforesaid; provided, however, that NEA shall not require BKPC to schedule Scheduled Outages in a manner or time which is outside the Technical Limits, inconsistent with Prudent Utility Practices, during any Wet Month or that otherwise, in the reasonable judgment of BKPC, risks damage to the Project.

     (d) Notwithstanding and fixing of a time for a Scheduled Outage pursuant to Section 6.2(b), NEA may, upon written notice provided to BKPC at lease thirty (30) Days prior to the date which NEA proposes to reschedule any Scheduled Outage, and upon NEA agreeing to pay the increased costs and losses of revenue (subject to reasonable verification of such costs and losses of revenue by NEA) to BKPC resulting therefrom, require BKPC to reschedule a Scheduled Outage; provided, however, (i) that NEA shall not require that such Scheduled Outage be rescheduled for a period of shorter duration or in manner or time outside the Technical Limits, inconsistent with Prudent Utility Practices, during any Wet Month or that otherwise, in the reasonable judgment of BKPC, risks damage to the Project; (ii) that NEA shall not require that a single Scheduled Outage period be split into two or more periods without compensating BKPC for any additional costs imposed thereby; and (iii) that NEA shall not require that a Scheduled Outage be brought forward any earlier than thirty (30) Days from the date of such notice without the consent of BKPC, which may be withheld only upon evidence that it would have an adverse impact on the Project or BKPC's ability to perform its obligations under the Project Contracts. BKPC shall use reasonable endeavors to minimize such increased costs.

     (e)  All  scheduling and rescheduling pursuant to paragraphs
          (b),   (c)  and  (d)  above,  shall  be  done   without
          discriminating between the Project and all other plants providing capacity and/or energy to NEA.

     (f)  NEA  shall  use  its  best efforts  to  coordinate  its
          maintenance  program  for  the  NEA  System  with   the
          approved Scheduled Outages so as to minimize any disruption to the operation of the Project.

     (g) When the need arises for a Maintenance Outage, BKPC shall advise NEA of such need, of a description of work required and of the commencement and estimated duration of such work, and NEA shall allow BKPC to schedule such Maintenance Outage within a period of time reasonable under the circumstances, but in any event at such time as would not cause the Project to exceed the Technical Limits or to be operated in a manner which is inconsistent with Prudent Utility Practices. BKPC may advise NEA orally of the above matters, and NEA shall respond orally within twenty-four (24) hours of such notice. NEA and BKPC, as the case may be, shall confirm its respective communications under this Section 6.2(g) in writing within seven (7) Days. For the avoidance of doubt, NEA shall have no liability for Deemed Generation during any Maintenance Outage.

     6.3  Dispatch

     (a) Commencing with the first Unit Delivery Date, BKPC shall keep the Load Dispatch Center informed as to the Available Capacity from time to time in accordance with the Operating Procedures.

     (b) Commencing with the first Unit Delivery Date, NEA shall have the right to direct BKPC's generating plant operator to vary the output from the Project pursuant to a Dispatch Instruction.

     6.4  Emergency Plans

      BKPC shall cooperate with NEA in establishing from time to time emergency plans, including recovery form a local or widespread electrical blackout, voltage and frequency reduction in order to effect loan curtailment, and other similar plans which may be necessary.

     6.5  Delivery During Emergency

     BKPC shall, during Emergency, supply such electric energy as the Project is able to generate and NEA, is able to receive consistent with Prudent Utility Practices and within the Technical Limits. If any Scheduled Outage occurs or would occur coincident with an Emergency, BKPC shall make all good-faith efforts to reschedule such Scheduled Outage or, if such Scheduled Outage has begun, to expedite the completion or temporary curtailment thereof.

     6.6  Coordinating Committee Membership and Duties

     (a) The Parties shall establish a Coordinating Committee comprising four (4) members. BKPC and NEA shall each appoint two (2) members. The Coordinating Committee shall be responsible for the coordination of construction and operation of the NEA Interconnection Facilities and the Project and their coordination with the NEA System. Without limiting the generality of the foregoing, the power and duties of such representatives shall include:

          (i) the coordination of the respective programs of the Parties for the construction and commissioning of any and all NEA Interconnection Facilities, the Transmission Line and the Project, and agreement, where necessary, on the respective commissioning procedures;

          (ii) the discussion of the steps to be taken on the occurrence of any Force Majeure Event, or the shutdown or reduction in capacity for any other reason of the NEA Interconnection Facilities or the Project;

          (iii) the coordination of Scheduled Outage programs;

          (iv) the coordination of forecasts or requirements from the Project;

          (v) consultation on the insurance program to be undertaken by BKPC for the purpose of this Agreement;

          (vi)  the development of Operating Procedures;

          (vii) safety matters affecting all the Parties or the contractors;

          (viii)clarification of Emergency plans developed by NEA for recovery from a local or widespread electrical blackout;

          (ix) review and revision of protection schemes and devices; and

          (x) any other mutually agreed matter affecting the operation of the Project.

     (b) The Coordinating Committee may agree upon procedures for the holding of meeting, the recording of meetings and the appointment of sub-committees. The chairmanship of the Coordinating Committee shall rotate each six (6) months between the Parties, and the Parties agree that the first chairman shall be nominated by NEA.

     (c) In case of matters not resolved by consensus (unanimous agreement of the Parties), the Coordinating Committee or either Party may refer the matters referred to in
          Section 6.6(a) to the chief executives of NEA and BKPC for further consideration. At any time after the
          Coordinating Committee fails to met consensus on any matters referred to in Section 6.6(a), then either Party may refer the matter for resolution by the Independent Engineer and the Independent Engineer shall resolve such matter (the "Independent Engineer's Resolution) and the Party that referred such matters to the Independent Engineer shall bear all fees, costs and expenses of the Independent Engineer shall bear all fees, costs and expenses of the Independent Engineer in connection with such Independent Engineer's Resolution; provided, however, that if either Party does not agree with the Independent Engineer's Resolution, (i) such Party may require that the subject matter of such resolution be ultimately resolved by the Parties pursuant to Section 15.2 (the "Final Resolution"), (ii) pending Final Resolution, unless otherwise agreed by the Parties, the Independent Engineer's Resolution shall be followed by the Parties on a provisional basis and (iii) upon issuance of or agreement on the Final Resolution, the Final Resolution shall, if different, apply from and after the date of such issuance or agreement and the Independent Engineer's Resolution shall no longer apply.

     6.7  Maintenance of Records

      Each Party shall keep complete and accurate records and all other date required by each of them for the purposes of proper administration of this Agreement. Among other records and data required hereby or elsewhere in this Agreement, BKPC shall maintain an accurate and up-to-date operating log at the Project with records of.

     (a) real and Reactive Power production for each clock hour and 132-kV bus voltage at all times (for this purpose BKPC shall install two strip chart recorders, one at the Delivery Point and the other at the NEA Interconnection Facilities, which shall make continuous readings of (i) the electrical energy produced by the Project (including the current, power, Reactive Power parameters thereof) and (ii) the Electrical Output, and such data shall be recorded on such magnetic media or equivalent as determined by the operating committee);

     (b)  changes   in   operating  status,  scheduled   Outages,
          Maintenance Outages, Emergencies or Forced Outages; and

     (c)  any unusual conditions found during inspections.

     All such records shall be maintained for a minimum of sixty
(60) months after the creation of such record or data; provided, however, that the Parties shall not dispose of or destroy any such records after such sixty (60) month period without thirty
(30) Days' prior written notice to the other Party. Either Party shall have the right, upon reasonable prior notice to the other Party, and at reasonable times, to examine the records and data of the other Party relating to this Agreement or the operation of the Project within the NEA System at any time during normal office hours during the period such records and data are required hereunder to be maintained.

     6.8  Availability Tests

      NEA or BKPC shall have the right at any time after the Commercial Operation Date to conduct an availability test (an "Availability Test"), so long as the water flow for the entire period of such test equals the sum of the full gate discharge capacity of the Unit(s) to be tested plus the required flow to be maintained downstream of the headworks as mandated by HMGN, of the Project's capability to generate electric energy from time to time subject to the following:

     (a) The Availability test shall be carried out within 24 hours of a Party's request therefor. The Party requesting an Availability test shall provide the other Party written notice of such request. Upon requesting or receiving a notice of an Availability Test (as the case may be), NEA shall issue an Availability Test instruction to BKPC which shall be additionally identified as an Availability Test. NEA may not request an Availability Test (i) during a Scheduled Outage, Maintenance Outage or Forced Outage or any time when a Force Majeure Event shall have occurred and be continuing and (ii) in any case more frequently than once during any two (2) Month period; provided, however, that if BKPC shall have failed to respond to a Dispatch Instruction at a time when there is sufficient water flow to do so and to maintain the required flow to downstream of the headworks, NEA has the right to conduct an Availability Test whenever NEA deems it necessary until such condition is cured by BKPC.

     (b) An Availability Test shall require BKPC to operate the Project for a period of four (4) to eight (8) hours, as specified by the Party requesting the Availability
          Test, a maximum load.

     (c) The results of an Availability Test shall be expressed in MW and determined by dividing the electrical energy metered at the Delivery Point during the Availability Test by number of hours during the period of such Availability test. The results of an Availability Test will be used in determining the Available Capacity until such time as the Project's response to a Dispatch Instruction demonstrates the extent to which the Project an generate at the aggregate Unit Capacity or a subsequent Availability Test is conducted.

     (d) Either Party may request a subsequent Availability Test following any Availability Test requested by the other
          Party.

     6.9  Right to Work or Interfere in Emergency Conditions

     (a)  If  BKPC or any of its employees or agents work  on  or
          interfere   with  the  NEA  Interconnection  Facilities
          without the prior written consent of NEA, then BKPC shall repair or remedy, or reimburse to NEA the cost of repairing or remedying, the damage caused by such work or interference. BKPC may work on or interfere with NEA's Interconnection Facilities without prior written consent of NEA only where such actions are taken to prevent immediate injury, death or property damage. BKPC shall promptly inform NEA of any such work or interference.

     (b) If NEA or any of its employees or agents willfully work on or interfere with the Project without the prior written consent of BKPC, then NEA shall repair or remedy, or reimburse to BKPC the cost of repairing or remedying, the damage caused by such work or interference. NEA may work on or interfere with the Project without prior written consent of BKPC only where such actions are taken to prevent immediate injury, death or property damage. NEA shall promptly inform BKPC of any such work or interference.

     6.10 Access to Project

      BKPC shall permit representatives of NEA to have access to the Project, upon reasonable prior notice during normal business hours and subject to BKPC safety rules and regulations, as may be reasonably necessary for the operation and maintenance of the NEA System. In exercising its right of access NEA shall use due care to avoid or minimize damage to any property or person and shall cause as little disturbance and inconvenience as possible to BKPC, its officers, directors, agents and employees. Without limiting the provisions of Section 13.2, NEA shall indemnify and hold harmless BKPC and its officers, directors, agents and employees from and against any loss, cost, expense and liability (excluding any direct or consequential damages) incurred by any such indemnified party as a result of an exercise of NEA's right of access under this Section 6.10.


ARTICLE 7.  INTERCONNECTION FACILITIES

     7.1  NEA Interconnection Facilities

      NEA shall be responsible for the design, construction, installation (excluding the equipment referred to in Schedule 7), commissioning, operation and maintenance of the NEA Interconnection Facilities in accordance with the terms of this Agreement and Prudent Utility Practices, and NEA shall own all of the NEA Interconnection Facilities.

     7.2  Construction of NEA Interconnection Facilities

      NEA shall complete the construction of NEA Interconnection Facilities prior to the Scheduled Synchronization Date of the first Unit; provided, however, that such date shall be extended in the event that BKPC notifies NEA of a delay in the Scheduled Synchronization Date. Failure by NEA to complete the NEA Interconnection Facilities by such date, as extended, shall not be considering an NEA Event of Default if and for as long as such failure is directly caused by any of the following:

     (a) the failure by BKPC to provide NEA, on a timely basis, with any technical data, available to BKPC and reasonably requested by NEA, relating to the Project and necessary for NEA to undertake the design, construction, installation, commissioning, maintenance and operation of the NEA Interconnection Facilities; provided, however, that NEA shall have requested such technical data in a timely manner;

     (b) any other failure by BKPC to perform in accordance with this Agreement that materially affects NEA's ability to perform its obligations; or

     (c)  the  occurrence  of  any  BKPC declared  Force  Majeure
          Event.

     7.3  BKPC Interconnection Facilities

     BKPC shall be responsible for designing, constructing, installing and maintaining all BKPC Interconnection Facilities, and BKPC shall own all of the BKPC Interconnection Facilities.

     7.4  Protection Devices

      Protection devices shall be approved by NEA (which devices shall conform to NEA's system requirements) on or prior to the Date of Initial Funding for construction financing. After the Date of (Initial Funding for construction financing, subject to giving BKPC reasonable notice, NEA may require BKPC to modify or expand the requirements for protective devices; provided, that the cost thereof are reasonable and customary as determined by the Independent Engineer.

     7.5  Changes Affecting Protection/Communication Devices

      Each  Party shall notify the other Party in advance of  any changes  to either the Project or the NEA System that may  affect
the   proper  coordination  of  protection/communication  devices between the two systems.

     7.6  Testing

       The Parties shall cooperate in testing the NEA Interconnection Facilities prior to the Scheduled Synchronization Date of the first Unit and at such other times thereafter as either Party may reasonably require. All such testing shall be carried out on a timely basis.


ARTICLE 8.  RATES AND CHARGES

     8.1  Electrical Output

     NEA shall pay to BKPC each Contract Month an amount equal to the product of:

     (a)  the  aggregate  Electrical Output during such  Contract
          Month, multiplied by

     (b)  the applicable Energy Factor.

     8.2  Deemed Generation

      If any reduction or interruption occurs in the delivery of electric energy at the Delivery Point (at the maximum net electrical output which the Project is capable of producing at such time) during any Contract Month, then, in addition to the amounts payable by NEA pursuant to Section 8.1, NEA shall pay to BKPC for such Contract Month an amount equal to the product of:

     (a)  the  aggregate  Deemed Generation during such  Contract
          Month (in accordance with Schedule 10), multiplied by

     (b)  the applicable Energy Factor,

provided, however, that Deemed Generation shall not be earned with respect to any such reduction or interruption:

          (i) to the extent that the Project is not Available during such reduction or interruption as a result of:

               (y)  the occurrence of a Reduced Output or

               (z) the occurrence of a Force Majeure Event which is not a Special Force Majeure Event or

          (ii) to the extent that such reduction or interruption is caused by an outage of the NEA System resulting in an inability of NEA to connect the Project to the NEA System (but not exceeding thirty-six (36) hours in any Contract Year with a maximum of eighteen (18) hours during the Wet Months of each Contract Year).

     8.3  Limitation on Deemed Generation

      During any Contract Year, NEA shall not be required to pay for Deemed Generation (net of Electrical Output) that exceeds the amounts specified in Schedule 10 for any Contract Month.

     8.4  Electrical Output Purchase Requirements

      Consistent with Section 6.3(b), NEA need not take delivery of and pay for any Electrical Output that exceeds the Deemed Generation amounts set forth in Schedule 10 during the Wet Months. However, if NEA elects to take delivery of such excess
Electrical Output at any time, it shall pay for such excess amount in accordance with Section 8.1.

     8.5  Royalties, Taxes, Etc.

      BKPC shall be responsible for paying for its royalties, taxes, duties, fees, octroi, levies, etc. to be paid to Governmental Authorities, as provided in the Electricity Act, 2049, and the Electricity Rules, 2050, and other applicable Laws.


ARTICLE 9. BILLING AND PAYMENT PROCEDURE

     9.1  Delivery of Invoices

      On or before the fifth Business Day of each Contract Month commencing with the first full Contract Month to occur after the first Unit Delivery Date, BKPC shall render to NEA a monthly billing statement (each, an "Invoice") showing the amount payable by NEA to BKPC under this Agreement. Each Invoice shall show its due date as the date that is thirty (30) Days after the receipt by NEA of such Invoice (as to each such amount, its "Due Date"). Each Invoice shall include detailed calculations of such amount in accordance with this Agreement and the procedures determined by the Coordinating Committee. Other charges or fees payable by NEA hereunder, and reimbursement of which is not already included in an Invoice, and for which NEA shall be liable to BKPC, shall be billed separately and paid within thirty (30) Days of receipt of such separate billing by NEA (as to each such amount, its "Due Date").

     9.2  Time of Payment

      All amounts payable by NEA under this Agreement shall be remitted to BKPC on or before the Due Date thereof unless the Due Date is not a Business Day, in which case such payment shall be remitted by the immediately succeeding Business Day. Such remittance shall be made in immediately available funds to the Designated Account. If any payment is not remitted and received in full on the Due Date thereof, NEA shall pay to BKPC interest on the amount of such payment at the Default Rate until such payment is paid in full. A payment received by BKPC under the letter of credit provided by NEA under Section 9.4 shall constitute payment under this Section 9.2 in an amount equal to the payment so received.

     9.3  Disputes

     (a) In the event of any dispute as to all or any portion of any Invoice, the Party asserting such dispute shall nevertheless (i) pay the undisputed amount of the disputed charges when due, and (ii) give written notice of the dispute as soon as reasonably possible after the asserting Party discovers the grounds giving rise to such dispute. At any time prior to ninety (90) Days after the receipt of an Invoice, either Party may serve notice (an "Invoice Notice") on the other Party that the amount of any one or more Invoices delivered within such ninety (90) Day period is in dispute. Such Invoice Notice shall specify the Invoice(s) concerned, the amount of the dispute and the basis therefor. If the Party receiving the Invoice Notice agrees with the contentions in the Invoice Notice, it shall, in the case of BKPC, adjust the relevant Invoice (if NEA has not yet paid) or refund the amount within ten (10) Days (if NEA has paid), or, in the case of NEA, pay the additional amount within ten (10) Days.

     (b) If the Parties do not resolve a dispute arising under sub-section (a) above within ten (10 Days of the receipt of an Invoice Notice, either Party may initiate the procedures set forth in Article 15. All amounts due shall accrue interest as determined in accordance with
          Section 15.3(g).

     9.4  Letter of Credit

     (a) NEA shall, at its own expense, cause to be issued and maintained during the period from the first Unit Delivery Date until the expiry date of this Agreement on a continuous (revolving ) basis an irrevocable letter of credit in favor of BKPC by a bank in Kathmandu, Nepal acceptable to BKPC with a Rupee denominated face amount in each Contract Year equal to:

          (i) the product of (y) eighty million three hundred fifty-two thousand (80,352,000) kWh multiplied by (z) the Energy Factor applicable in such Contract Year assuming Electrical Output at the Available Capacity in effect as of the first Day of such Contract Year, during the period in which any amount is owning to the Financing Parties (other than equity investors) under the Financing Documents; and

          (ii) thereafter, the product of (y) twenty-six million seven hundred eighty-four thousand (26,784,000) kWh multiplied by (z) the Energy Factor applicable in such Contract Year assuming Electrical Output at the Available Capacity in effect as of the first Day of such Contract Year.

      The face amount of such letter of credit shall be adjusted as necessary each Contract Month to take account of any change in the Rupee to Dollar exchange rate from that in effect from the previous Contract Month.

     (b) Such letter of credit shall be in a form and substance satisfactory to BKPC and the Financing Parties and shall contain the following terms:

          (i) such letter of credit shall require that the issuer thereof pay to BKPC the full amount owing to BKPC on the Due Date thereof or, if for any reason such payment is not made, such letter of credit shall be subject to drawing by BKPC in the event NEA does not make any payment it is obligated to make under this Agreement on the due date thereof and on evidence only of BKPC's certification as to such non-payment.

          (ii) automatically upon any payment thereunder or upon expiration thereof, such letter of credit to be reinstated by an amount equal to such payment or NEA shall cause such letter of credit to be renewed (as the case may be);

          (iii) such letter of credit shall have the longest commercially available term;

          (iv) the terms of such letter of credit shall allow BKPC to draw up to the full amount then available for drawing thereunder in the event that NEA fails to cause such letter of credit to be reinstated or renewed following any payment under such letter of credit by an amount equal to such drawing; and

          (v) BKPC may transfer such letter of credit to or for the benefit of the Financing Parties or their assignees or designees or, with the prior written consent of NEA, to BKPC's successors or permitted assigns.

     9.5  Currency of Payment and Dollar Equivalency

       All payments to be made by NEA hereunder shall be denominated in Dollars and Rupees in the same proportion as the financing arranged by BKPC for the Project in Dollars and Rupees but payable in Rupees. The Dollar proportion of each payment shall be made in Rupees at the daily selling rate of exchange, as published by the Nepal Rastra Bank, at the opening of business on the Day such payment is made under this Agreement (such amount of Rupees being herein referred to as the "Dollar Equivalency" thereof). NEA acknowledges and agrees that its obligation to make any payment hereunder shall be discharged only to the extent that, on the Day such payment is made, the amount of Rupees paid by NEA for the Dollar proportion of any payment shall be in an amount at least equal to the Dollar Equivalency thereof. After receipt of any payment hereunder, BKPC shall bear future exchange risk.


ARTICLE 10.  CHANGES IN LAW

     If there is a Change-in-Law which increases or decreases the costs or revenues or net income of BKPC in connection with the financing, ownership, operation or maintenance of the Project (including, without limitation, any costs in connection with capital expenditures to modify the Project or other conditions affecting the performance by BKPC of its obligations under this Agreement or any restriction on the ability of BKPC or its shareholders to remit funds outside of Nepal) or affects the timing of the incurrence of such costs or the receipt of such revenues or net incomes, then BKPC or NEA shall (a) determine the amount of such increase or decrease in costs or revenues or net income or the effect on the timing of the incurrence of such costs or receipt of such revenues or net income, (b) submit to the other party a certificate of an independent auditor, acceptable to both NEA and BKPC, setting forth n reasonable detail the basis of and the calculations for such amount or such effect and (c) calculate equitable adjustments to the Energy Factor, for the period or periods affected, to reflect such increases or decreases in costs or revenues or such effect with the intent that the financial position of BKPC and its shareholders shall remain unaffected by such Change-in-Law. Thereafter, the Energy Factor shall be adjusted to reflect such increases or decreases in costs or revenues or such effect on the timing of the incurrence of such costs or receipt of such revenues or net income.

ARTICLE 11. FORCE MAJEURE

     11.1 Definition of Force Majeure

      In this Agreement, Force Majeure Event shall mean any event or circumstance or combination of events or circumstances that materially and adversely affects either Party in the performance of its obligations in accordance with the terms of this Agreement, but only if and to the extent that such events and circumstances are not within the reasonable control of the affected Party. Without limitation to the generality of the foregoing, Force Majeure Events shall include the following events and circumstances:

     (a)  non-political events, including, but not limited to:

          (i)   lightning,  drought,  fire, earthquake,  volcanic
                eruption,   landslide,  flood,  storm,   cyclone,
                typhoon, tornado, or exceptionally heavy rain or storms;

          (ii)  chemical   contamination  (other  than  resulting
                from an act of war) or naturally occurring explosion;

          (iii) epidemic, quarantine or plague;

          (iv)  air crash, shipwreck or train wrecks;

          (v)   delays    of   transportation   resulting    from
                accidents  or  closure of transportation  routes;
                and

          (vi) strikes, work-to-rule actions, go-slows or similar labor difficulties or any unavailability of or interruption in the supply of services, labor or materials necessary for the construction, operation and maintenance of the Project arising out of any of the foregoing clauses of this Section 11.1(a) (excluding any such events which are Site-specific and are attributable only to BKPC).

     (b)  Special  Buyout  Events  or other  events  which  occur
          inside   or   directly  involve  Nepal   (collectively,
          "Special Force Majeure Events"), including, but not limited to:

           (i) acts of war (whether declared or undeclared), invasion, armed conflict or act of foreign enemy, blockade, embargo (including, without limitation, unavailability or shortage of fuel or materials), revolution, riot, insurrection, civil commotion, act of terrorism or sabotage;

           (ii) strikes, work-to-rule actions, go-slows or similar labor difficulties or any unavailability of interruption in the supply of services, labor or materials necessary for the construction, operation and maintenance of the Project arising out of any of the foregoing clauses of this
                Section 11.1(b)(excluding any such events which are Site-specific and are attributable only to
                BKPC);

           (iii)     any Change in Law;

           (iv) expropriation,   requisition,   confiscation   or
                nationalization; or

           (v) any event or circumstance of a nature analogous to any of the foregoing;

     and

     (c)  Any of the foregoing affecting any party to any Project
          Contract.

     11.2 Notification Obligations

     (a) The Party claiming a Force Majeure Event shall give notice to the other Party describing such Force Majeure Event as soon as reasonably practicable, but not later than seven (7) Days after the date on which such party knew or should reasonably have known of the commencement of the Force Majeure Event. Notwithstanding the above, if the Force Majeure Event results in a breakdown of communications rendering it not reasonably practicable to give notice within the applicable time limit specified herein, then the Party claiming a Force Majeure Event shall give such notice as soon as reasonably practicable after the reinstatement of communications, but not later than seven (7) Days after such reinstatement.

     (b) The Party claiming a Force Majeure Event shall give notice to the other Party of (i) the cessation of the relevant Force Majeure Event or (ii) the cessation of the effects of such Force Majeure Event on the enjoyment by such Party of its rights or the performance by it of its obligations under this Agreement as soon as practicable after becoming aware of each of clauses (i) and (ii) above.

     11.3 Duty to Mitigate

      The Parties shall use their reasonable efforts to mitigate the effects of any Force Majeure Event and to cooperate to develop and implement a plan of remedial and reasonable alternative measures to remove the Force Majeure Event; provided, however, that no Party shall be required under this provision to settle any strike or other labor dispute it considers to be unfavorable to it; provided further that BKPC shall not be required to expend any money in litigation of a Special Force Majeure Event.

     11.4 Delay Caused by Force Majeure Event

      The events described in Section 11.1 shall constitute Force Majeure Events, and to the extent provided in this Section 11.4 the affected Party shall not be liable for any failures or delays in complying with its performance obligations under or pursuant to this Agreement to the extent that such failure has been caused, or contributed to, by one or more Force Majeure Events or its or their effects or by any combination thereof, and the period allowed for the performance by such Party of its obligations hereunder and the Required Commercial Operation Date and the Term shall be extended, on the condition that:

     (a) the non-performing Party gives the other Party written notice describing the particulars of the Force Majeure
          Event in accordance with Section 11.2;

     (b) the suspension of performance and extension of the Term is of no greater scope and of no longer duration than is required by the Force Majeure Event;

     (c) the Term shall be extended by a Force Majeure Event only to the extent that BKPC shall not have received payments in respect of the full amount of the Deemed Generation due under Section 8.2 (or proceeds of business interruption or advance loss of profits insurance in an amount equal to the full amount of Deemed Generation due under Section 8.2) during the period of such Force Majeure Event;

     (d) the non-performing Party uses its reasonable efforts to remedy its inability to perform;

     (e)  when   the  non-performing  Party  is  able  to  resume
          performance of its obligations under this Agreement, it shall give the other Party written notice to that effect;

     (f)  in  no  event  shall a Force Majeure Event  excuse  the
          obligations  of  a  Party  that  are  required  to   be
          completely performed prior to the occurrence of a Force
          Majeure Event; and

     (g) the obligation of the Parties to pay moneys due hereunder shall not be excused as a result of any Force Majeure Event; provided, that Deemed Generation shall not be payable with respect to a BKPC declared Force Majeure Event but shall be payable with respect to an NEA declared Force Majeure Event (unless excused under
          Section 8.2(b)(ii)).


ARTICLE 12. REPRESENTATIONS, WARRANTIES AND CONVENANTS

     12.1 NEA's Representations

      NEA hereby represents and warrants to BKPC as of the date hereof as follows:

     (a) NEA is a statutory board constituted by HMGN under the Laws of Nepal, and is duly incorporated, validly existing and in good standing under the Laws of Nepal, and NEA has all requisite power and authority to execute and deliver, and to perform its obligations under this Agreement.

     (b) The execution, delivery and performance by NEA of this Agreement has been duly authorized by all necessary action, and do not and will not (i) require any consent or approval of the NEA's governing authority, other than those which have been obtained, (ii) violate any provision of NEA's bylaws or other organic documents, any indenture, contract or agreement to which it is a party or by which it or its properties may be bound, or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to NEA, or (iii) result in a breach of or constitute a default under NEA's bylaws, other organic documents or other material indentures, contracts or agreements, and NEA is not in default under its bylaws or other statutory or organizational documents or other material indentures, contracts or agreements to which it is a party or by which it or its property may be bound.

     (c)  No  authorization  or approval by any  governmental  or
          other   official  agency  is  necessary  for  the   due
          execution, delivery and performance by NEA of this Agreement as in effect on the date hereof.

     (d) This Agreement is a legal, valid and binding obligation of NEA, enforceable against NEA in accordance with its terms.

     (e) There is no pending or, to the knowledge of NEA, threatened action or proceeding affecting NEA before any court, governmental agency or arbitrator that could reasonably be expected to affect materially and adversely the financial condition or operations of NEA or the ability of NEA to perform its obligations under, or which purports to affect the legality, validity or enforceability of, this Agreement.

     (f) NEA has no reason to believe that the balance sheet of NEA as at the end of its last fiscal year and the related statement of income of NEA for such fiscal year (which have been delivered to BKPC), certified by the Auditor General of Nepal or the duly appointed registered external auditor of NEA, (i) are not true and fair and do not fairly present the financial condition and results of operations of NEA as at the date of said balance sheet and for the period then ended and (ii) were not prepared in accordance with generally accepted accounting principles in effect in Nepal. Except as otherwise disclosed in writing to BKPC, since the date of said balance sheet, there has been no material adverse change in the financial condition of NEA from that set forth in said balance sheet no material adverse change in the financial condition of NEA from that set forth in said balance sheet.

     12.2 BKPC's Representations

      BKPC represent and warrants to NEA as of the date hereof as follows:

     (a) BKPC is a company duly incorporated, validly existing and in good standing under the Laws of Nepal, and BKPC has all requisite power and authority to conduct its business, own its properties, and execute and deliver, and perform its obligations under this Agreement.

     (b) The execution, delivery and performance by BKPC of this Agreement have been duly authorized by all necessary corporate action, and do not and will not (i) (except as disclosed in writing to NEA) require any consent or approval of BKPC's Board of Directors or shareholders, other than that which has been obtained, (ii) violate any provision of BKPC's corporate bylaws or other organic documents, any indenture, contract or agreement to which it is a party or by which it or its properties may be bound, or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to BKPC, or (iii) result in a breach of or constitute a default under BKPC's corporate bylaws, other organic documents or other material indentures, contracts or agreements, and BKPC is not in default under its corporate bylaws or other organic documents or other material indentures, contracts or agreements to which it is a party or by which it or its property may be bound.

     (c) This Agreement is a legal, valid and binding obligation of BKPC, enforceable against BKPC in accordance with its terms.

     (d) There is no pending or, to the knowledge of BKPC, threatened action or proceeding affecting BKPC before any court, governmental agency or arbitrator that could reasonably be expected to affect materially and adversely the financial condition or operations of BKPC or the ability of BKPC to perform its obligations under, or which purports to affect the legality, validity or enforceability of, this Agreement.

     (e) BKPC has no reason to believe that there has been any material adverse change in the financial or business condition of BKPC or its major shareholders since its date of incorporation.

     (f) Neither this Agreement, nor any other agreement, document or instrument executed or delivered in connection therewith must be notarized, filed, recorded, registered or enrolled in any court, public office or elsewhere in Nepal, nor must any stamp, registration or similar tax or charge be paid in Nepal, to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement, or any other agreement, document or instrument executed or delivered in connection therewith.

     (g) This Agreement is in proper form for enforcement in the courts of Nepal.

     12.3 Compliance With Laws

     Each Party shall at all times, comply with all material Laws applicable to it, unless, in the event of any non-compliance, it shall be diligently contesting any such Law in good faith and such non-compliance has no material adverse effect on the ability of such Party to perform its obligations under this Agreement (including, without limitation, BKPC's obligations under Section 6.1). BKPC hereby accepts and shall comply with all Laws of Nepal.


ARTICLE 13. LIABILITY AND IDEMNIFICATION

     13.1 BKPC Indemnity

      BKPC agrees to defend, indemnify and hold harmless NEA, its officers, directors, agents, employees and Affiliates (and their respective officers, directors, agents and employees) from and against any and all claims, liabilities, actions, demands, judgments, losses, costs, expenses (including, without limitation, reasonable attorney's fees), suits and damages arising by reason of bodily injury, death or damage to property sustained by third parties that are caused by an act of negligence or the willful misconduct of, or a breach of this Agreement by BKPC, or by an officer, director, subcontractor, agent or employee of BKPC, except to the extent such injury, death or damage is attributable to the willful misconduct or negligence of, or breach of this Agreement by NEA, or by an officer, director, subcontractor, agent, employee or Affiliate of NEA.

     13.2 NEA Indemnity

      NEA agrees to defend, indemnify and hold harmless BKPC, its officers, directors, shareholders, agents employees and Affiliates (and their respective officers, directors, agents and employees) from and against any an all claims, liabilities, actions, demands, judgments, losses, costs, expenses (including, without limitation, reasonable attorneys' fees), suites and damages arising by reason of bodily injury, death or damage to property sustained by third parties that are caused by an act of negligence or the willful misconduct of, or a breach of this Agreement by, NEA, or by an officer, director, subcontractor, agent or employee of NEA except to the extent such injury, death or damage is attributable to the willful misconduct or negligence of, or breach of this Agreement by, BKPC, or by an officer, director, subcontractor, agent, employee of Affiliate of BKPC.

     13.3 Notice of Proceedings

      Each Party shall promptly notify the other Party of any claim, action, suit or proceeding in respect of which it is entitled to be indemnified under this Article 13. Such notice shall be given as soon as reasonably practicable after the relevant Party becomes aware of such claim, action, suit or proceeding.

     13.4 Conduct of Proceedings

      Each Party shall have the right, but not the obligation, to contest, defend and litigate any claim, action, suit or proceeding by any third party alleged or asserted against it arising out of any matter in respect of which it is entitled to be indemnified hereunder, and the reasonable costs and expenses thereof shall be subject to the said indemnity; the indemnifying Party shall be entitled, at its option, to assume and control the defense of such claim, action, suit or proceeding at its expense; provided, that it gives prompt notice of its intention to do so to the indemnified Party and reimburses that Party for the reasonable costs and expenses previously incurred by it prior to the assumption of such defense by the indemnifying Party. Neither Party shall settle or compromise any claim, action, suit or proceeding in respect of which it is entitled to be indemnified by the other Party without the prior written consent of that Party, which consent shall not be unreasonably withheld or delayed.

     13.5 Representation

     The indemnified Party shall have the right to employ its own counsel, and such counsel may participate in such claim, actin, suite or proceeding, but the fees and expenses of such counsel shall be at the expense of such indemnified Party, when and is incurred, unless:

          (i)   the  employment  of counsel by  such  indemnified
                Party has been authorized in writing by the indemnifying Party.

          (ii) the indemnified Party shall have reasonably concluded that there may be a conflict of interest between the indemnifying Party and the indemnified Party in the conduct of the defense of such action.

          (iii) the indemnifying Party shall not in fact have employed independent counsel reasonably satisfactory to the indemnified Party to assume the defense of such action and shall have been so notified by the indemnified Party, or

          (iv) the indemnified Party shall have reasonably concluded and specifically notified the indemnifying Party either that there may be specific defense available to it which are different from or additional to those available to the indemnifying Party or that such claim, action, suit or proceeding involves or could have a material adverse effect upon it beyond the scope of this Agreement.

      If clause (i),(ii), (iii), or (iv) of this Section 13.5 shall be applicable, then counsel for the indemnified Party shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of the indemnified Party and the reasonable fees and expenses of such counsel shall be reimbursed by the indemnifying Party.


ARTICLE 14.  INSURANCE

     14.1 Insurance to be Maintained

      BKPC shall take out and maintain or procure, in accordance with applicable Laws, the taking out and maintenance of the following policies of insurance from and after the Date of Initial Funding for construction financing and throughout the Term of this Agreement.


     (a)  prior to the Commercial Operation Date:

          (i) contractor's all risk (including marine) with coverage limits no less than the full physical replacement value:

          (ii)  comprehensive third party liability'

          (iii) employees'   compensation   and   other   similar
                insurance;

          (iv)  General  Liability Insurance, which shall include
                either   Comprehensive   General   Liability   or
                Commercial General Liability Insurance coverage for all operations by or on behalf of BKPC

          (v)   advance loss of profits cover; and

          (vi) such other insurance coverage as may be required by Law; and

     (b)  after the Commercial Operation Date:

          (i)   comprehensive  structure,  plant  and   equipment
                (property damage) with coverage limits no less than the full physical replacement value of the Project;

          (ii)  comprehensive third party liability;

          (iii) employees'   compensation   and   other   similar
                insurance;

          (iv)  business disruption insurance; and

          (v) such other insurance coverage as may be required by Law.

     14.2 Certificate of Insurance

      No later than thirty (30) Days following the first Day of each Contract Year, BKPC shall cause its insurers or agents to provide NEA with certificates of insurance evidencing the policies and endorsements listed above. Failure by BKPC to obtain the insurance coverage or certificates of insurance required by this Article 14 shall not relieve BKPC of the insurance requirements set forth herein or in any way relieve or limit BKPC's obligations and liabilities under any other provision of this Agreement. BKPC shall not cancel, fail to renew or change the terms of any of the insurance described in
Section 14.1 without the prior written consent of NEA. If BKPC shall fail to procure or maintain any insurance required pursuant to this Article 14, then NEA shall have the right, upon delivering reasonable prior written notice to BKPC, to procure such insurance in accordance with the requirements of this
Article 14 at full cost to BKPC, subject in all cases to the prior rights of the Financing Parties under the Financing Documents with respect to insurance maintained by BKPC.

     14.3 Review and Revision

      All amounts and insurance requirements where applicable for the insurance coverages expressed by this Article 14 shall be updated every three (3) years based on coverages which are customary, in accordance with Prudent Utility Practices, for private power generation projects similar in nature to the Project, and that are available on commercially reasonable terms for a private power generation project in Nepal, and based on the then current market conditions.


ARTICLE 15  GOVERNING LAW; RESOLUTION OF DISPUTES

     15.1 Governing Law

      This Agreement shall be interpreted, construed and governed by the laws of Nepal, without regard to the principles of conflict of laws.

     15.2 Dispute Resolution by Mutual Agreement

     (a) Each of BKPC and NEA shall designate in writing to the other Party a representative who shall be authorized to resolve any dispute arising under this Agreement in an equitable manner and, unless otherwise expressly provided herein, to exercise the authority of the Parties hereto to make decisions by mutual agreement.

     (b) If the designated representatives are unable to resolve a dispute under this Agreement within fifteen (15) Days of the commencement of discussions, such dispute shall be referred by such representatives to their respective chief executives (or equivalent) for further consideration. In the event that the chief executives (or equivalent) are unable to reach agreement within seven (7) Days or such longer periods as they may agree then either Party may refer the matter for resolution in accordance with Section 15.3.

     (c) The Parties hereto agree to attempt to resolve all disputes arising hereunder promptly, equitably and in a good faith manner, the Parties further agree to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to any such dispute.

     15.3 Arbitration

     (a)  Arbitration of Disputes

          In the event that any dispute is unable to be resolved between the Parties pursuant to Section 15.2, then such dispute shall be settle exclusively and finally by arbitration. It is specifically understood and agreed that any dispute that cannot be resolved between the Parties including, without limitation, any matter relating to the interpretation of this Agreement, shall be submitted to arbitration irrespective of the magnitude thereof, the amount in dispute or whether such dispute would otherwise be considered justifiable or ripe for resolution by any court or arbitral tribunal. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in such arbitration proceeding, which award shall determine whether and when termination of this Agreement, if relevant, shall become effective.

     (b)  Arbitration Rules

          Each arbitration shall be conducted in accordance with the Rules of Arbitration of the United Nations Commission on International Trade Law ("UNICITRAL") as in effect on the date hereof except as such Rules conflict with the provisions of this Section 15.3, in which event the provisions of this Section 15.3 shall prevail.

     (c)  Number of Arbitrators and Appointment

          The arbitration tribunal shall consist of three (3) arbitrators. Each Party shall appoint one (1) arbitrator. The arbitrators so appointed shall appoint third arbitrator. If the arbitrators fail to appoint the third arbitrator within sixty (60) Days after they have accepted their appointment, the third arbitrator shall be appointed by the Secretary General of the
          Permanent Court of Arbitration at the Hague. No arbitrator shall be a present employee or agent of, or consultant or counsel to, either Party or any Affiliate of either Party.

     (d)  Place of Arbitration

          Each arbitration shall be conducted in Kathmandu, Nepal.

     (e)  Language of Arbitration

          The language to be sued in each arbitration shall be, an all written documents provided in each arbitration shall be provided in, English.

     (f)  Finality and Enforcement of Award

          Any decision or award of an arbitral tribunal appointed pursuant to this Section 15.3 shall be final and binding upon the Parties. The Parties waive, to the extent permitted by applicable Law, any rights to appeal or any review of such award by any court or tribunal of competent jurisdiction. The Parties agree that any arbitration award may be entered into by any court of competent jurisdiction thereof. The Parties expressly submit to the jurisdiction of any such court.

     (g)  Judgment Currency

          All arbitration awards shall be payable in Rupees in an amount equal to the Dollar Equivalency of the amount of the award, provided, however, that amounts due with respect to any local Nepalese costs (excluding payments for Electrical Output or Deemed Generation or amounts that are required to be denominated in or adjusted to a currency other than Rupees) shall be calculated and payable in Rupees only. Interest at the Default Rate shall be due and payable to the Party in receipt of an arbitration award from the date the amount in dispute was first due until the date of payment.

     (h)  Cost of Arbitration

          Each Party shall bear the cost of arbitration including, without limitation, the remuneration of the arbitrator appointed by it. The administrative cost and remuneration of the third arbitrator shall be equally shared by the Parties.


ARTICLE 16     NOTICES

     16.1 Notices

      Any notice or communication required to be in writing hereunder shall be given by courier or hand delivery, registered or certified mail, postage prepaid or facsimile. Such notice or communication shall be sent to the respective Parties at their addresses listed below or at such other addresses as they may from time to time be provided to one another in accordance with this Section 16.1. Except as expressly provided herein, any notice shall be deemed to have been given (i) if sent by courier or hand delivery, upon delivery at the address of the relevant Party and (ii) if sent by facsimile, when dispatched but only if the sender's transmission report shows the entire facsimile to have been received by the recipient and only if the transmission was received in legible form and the original shall have been delivered within fourteen (14) Days.


     In the case of NEA to:

          Durbar Marg
          Kathmandu,
          Nepal

          Facsimile:     977-1-227-035
          Telephone:     977-1-227-725

          Attn:     Managing Director

     In the case of BKPC to:

          Tahachal
          Kathmandu,
          Nepal

          Facsimile:     977-1-227-201
          Telephone:     977-1-227-555

          Attn:     Chairman and Chief Executive Officer

     16.2 NEA's Authorized Representative

      NEA's  Managing  Director  (or such  other  Person  as  the
Managing Director shall notify BKPC in writing may act on his behalf) shall represent NEA in all matters related to the administration of this Agreement.

     16.3 BKPC's Authorized Representative

      BKPC's General Manager (or such other Person as the General
Manager shall notify NEA in writing may act on his behalf) shall represent BKPC in all matters related to the administration of this Agreement.


ARTICLE 17  MISCELLANEOUS PROVISIONS

     17.1 Assignments

     (a) Neither Party shall assign this Agreement or any portion hereof without the prior written consent of the other Party, such consent not be unreasonably withheld; provided that any assignee shall expressly assume the assignor's obligations hereunder.

     (b) NEA shall consent to the assignment by BKPC of its rights herein to the Financing Parties and their successors and assigns in connection with any financing or refinancing related to the construction, operation and maintenance of the project and shall enter into a direct agreement with the Financing Parties if requested by BKPC to evidence such consent and the other rights and remedies of the Financing Parties in connection with this Agreement. In furtherance of the foregoing, NEA acknowledges that the Financing Documents may provide that upon an event of default by BKPC under the Financing Documents, the Financing Parties may under certain circumstances assume the interests, rights and obligations of BKPC thereafter arising under this Agreement. If any of the Financing Parties assume this Agreement as provided hereinabove, they shall not be personally liable for the performance of such obligations hereunder except to the extent of all of their right, title and interest in and to the Project and any and all contracts (except the Financing Documents) related thereto. Notwithstanding any such assumption by the Financing Parties, BKPC shall not be released and discharged from and shall remain liable for any and all obligations to NEA arising or accruing hereunder prior to such assumption, or after such assumption for obligations which expressly survive the termination or expiration of this Agreement. NEA further acknowledges that the Financing Documents will provide that upon an event of default by BKPC under the Financing Documents, the Financing Parties, may, in addition to the exercise of their rights as set forth in this Section 17.1(b), cause BKPC to sell or lease the Project and cause any new leasee or purchaser of the Project to assume all of the interests, rights and obligations of BKPC thereafter arising under this Agreement.

     (c) NEA hereby consents to any assignment of BKPC's rights and obligations hereunder to HMGN following a purchase of the Project by HMGN pursuant to Section 6 of the Project Agreement, such assignment of rights to be made to the extent provided therein, and hereby agrees that upon any such assignment BKPC shall be released from any further obligations or liabilities hereunder and NEA shall look solely to HMGN in relation to such obligations or liabilities.

     17.2 Amendments

     This Agreement, including, without limitation, the Schedules hereto, may be amended only by agreement between the Parties in writing.

     17.3 Waiver

      The failure of either Party to insist in any one or more instance upon strict performance of any provisions of this Agreement, or any delay in enforcing or any waiver with respect to any default or any other matter hereunder, shall not be construed as a waiver with respect to any subsequent performance, default or matter.

     17.4 Immunity

      NEA hereby acknowledges and agrees that this Agreement and the transactions contemplated hereby and any other documents, agreements and instruments executed in connection herewith or therewith constitute commercial activities of NEA, in respect of which NEA is generally subject to set-off, suit, judgment and execution and should not be entitled to any immunity whatsoever. Therefore, to the extent that NEA may be or become entitled, in any jurisdiction in which proceedings may at any time be commenced with respect to this Agreement, to claim for itself or its properties, assets or revenues any immunity from suit, court or arbitral jurisdiction (including, without limitation, any court of Nepal), attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process (whether through service or notice) or remedy with respect to its obligations under this Agreement and to the extent that in any such jurisdiction there may be attributed to NEA any such immunity (whether or not claimed), NEA hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity.

     17.5 Headings

     The headings contained in this Agreement are used solely for convenience of reference and do not constitute a part of this Agreement between the Parties, nor should they be used to aid in any manner in the construction of this Agreement.

     17.6 Benefit

      This Agreement is intended solely for the benefit of the Parties. Nothing in this Agreement shall be construed to create any rights, duty, liability, or standard of care with reference to any Person not a Party.

     17.7 Independent Contractors

      The Parties are independent contractors. This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the Parties or to impose any partnership obligation or liability upon either Party, except as contemplated by Section 17.15 in respect of the period after the expiration of the Term. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other Party.

     17.8 Survival

      Cancellation, expiration or earlier termination of this Agreement shall not relieve the Parties of their obligations under Article 13 and Section 17.9, which shall survive such cancellation, expiration or termination.

     17.9 Confidential Information

      Subject to the provisions of this Section 17.9, each Party shall not disclose to any third party the contents of this Agreement, any information provided to such Party by the other Party pursuant to this Agreement or relating to the negotiations or performance of this Agreement or any aspect of the business or operations of the other Party. Upon the request of the providing Party and to the extent reasonably practicable to do so, the receiving party shall return all written or electronic information covered by these confidentiality provisions. Notwithstanding the above, the Parties acknowledge and agree that such information may be disclosed to the Financing Parties, suppliers and potential suppliers of major equipment to the Project and other third parties as may be necessary for NEA and BKPC to perform their obligations under this Agreement and the other Project Contracts. To the extent that such disclosures are necessary, each Party shall endeavor in disclosing such information to seek to preserve the confidentiality of such disclosures. This Section 17.9 shall not prevent either Party from disclosing any confidential information received from the other Party if and to the extent (i) required to do so by law or any court, governmental or regulatory authority; (ii)disclosed to the professional advisors or auditors of such Party or its Affiliates; (iii) disclosed to the existing or potential lenders, shareholders, partners and equity investors of such Party or its Affiliates; (iv) such information has come into the public domain through no fault of such Party; or (v) the other Party has given its prior written consent to such disclosure.

     17.10 Entirety

      This Agreement is intended by the Parties to be the final expression of their agreement and is intended also as a complete and exclusive statement of the terms of their agreement with respect to the electric energy sold and purchased hereunder.
Other than the Project Agreement, all prior written or oral understandings, offers or other communications of every kind pertaining to the sale of electric energy hereunder to NEA by BKPC are hereby abrogated and withdrawn.

     17.11 Expenses and Further Assurances

      Each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement. Each Party shall, from time to time on being requested to do so by, and at the cost and expense of, the Other Party, do all such acts and/or execute and deliver all such inst5ruments and assurances as are reasonably necessary for carrying put or giving full effect to the terms of this Agreement.

     17.12 Language

      All notices, demands, requests, statements, instruments, certificates or other communications given, delivered or made by, or on behalf of, either Party to the other under or in connection with this Agreement shall be in English.

     17.13 Counterparts

      This Agreement may be executed in several counterparts, and all such counterparts shall constitute one agreement binding on both Parties and shall have the same force and effect as an original instrument, notwithstanding that both Parties may not be signatories to the same original or the same counterpart.

     17.14 Severability

     Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

     17.15 Transfer of Interest

      Upon the expiration of the Term, BKPC shall arrange for the transfer to NEA of a fifty percent (50%) ownership interest, free and clear of all liens and encumbrances created by the Financing Documents, in the Project for a nominal consideration of one (1) Rupee. Such ownership interest shall be structured as a joint venture between BKPC and NEA, and the Parties shall negotiate in good faith to agree on the terms and conditions of such joint venture; provided, that:

     (a) NEA and BKPC shall have the same rights with respect to ownership of the Project, provided that BKPC alone shall manage, operate and maintain the Project;

     (b) in the event that either Party wishes to negotiate a new agreement for the sale and purchase of the electric energy generated by the Project, the Parties shall negotiate such agreement in good faith on an arms' length basis and NEA shall agree to pay prevailing market rate for such electric energy;

     (c) each Party shall bear its own costs in connection with the negotiation, documentation and conclusion of such transfer;

     (d) if permitted to do so by MOWR, BKPC shall arrange for the transfer of the Project License (as defined in the Project Agreement) for the Project to the joint venture entity formed by NEA and BKPC to own the Project; and

     (e) the joint venture entity formed by BKPC and NEA to own the Project shall arrange for the transfer of the Project to HMGN free of charge upon the expiry of the Project License.

     17.16 Good Faith

     (a) The Parties undertake to act in good faith in relation to the performance and implementation of this Agreement and to take such other reasonable measures as may be necessary for the realization of its objectives.

     (b) The Parties recognize that circumstances may arise which the provisions of this Agreement not have foreseen in which event they undertake to consult each other promptly and in good faith in an effort to reach agreement as to what should be done.

     (c) The Parties consider the terms of this Agreement to be fair at the date of this Agreement, but if during the term of this Agreement either Party believes that this Agreement has become grossly unfair to that party, it will notify the other and the Parties will use reasonable efforts to agree on such action as may be necessary to remove the cause or causes of the unfairness, but failure to agree shall not be submitted to the dispute resolution procedures set forth in
          Article 15.


          IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement signed in ten copies in the English language at Kathmandu, Nepal as of 6 Shrawan 2053 (21 July 1996).

                         Signed on behalf of

                         NEPAL ELECTRICITY AUTHORITY

                         By
                         (K.C. Thakur, Managing Director


                         Witnessed

                         By
                         (R.B. Shrestha,
                         Deputy Managing Director)


                         Signed on behalf of

                         BHOTE KOSHI POWER COMPANY
                          PRIVATE LIMITED

                         By
                         (Robert W. Carter, Chief Executive
                              Officer/President)

                         Witnessed

                         By
                         (Peter W. Bodde, The Charge
                         d'Affairs, USA)



                            SCHEDULE 1

                       PROJECT DESCRIPTION

The Upper Bhote Koshi Hydroelectric Project is a conventional, run-of-river hydroelectric development located on the Bhote Koshi River near Jung Khola in the Sindhupalchok District about 110 kilometers from Kathmandu. The Project is intended to divert up to 32 m3/sec of flow from the Bhote Koshi over a distance of about 3.7 kilometers to the powerhouse located at Jhirpu, utilizing the available head of 148 m for electricity production. The proposed installed capacity is 36 MW in two units to produce 246 million kWh of energy per year on average.

The principal features of the Project include the headworks facilities, the water conductors, a surface powerhouse, a concrete tailrace structure, a switchyard, and an approximately 25-km-long transmission line to connect the Project to the NEA electrical transmission grid.

1.   Headworks

The headworks consists of a concrete dam which starts from the right abutment connecting with a two-gated spillway which abuts against the left abutment. All structures are founded on alluvium which will be excavated to a suitable depth to firm foundation. The headworks creates a normal pool level of E1.1434 and diverts water to a river intake. The river intake is connected at about a right angle to and located immediately upstream of the spillway. Water is diverted by means of the river intake to the desanding basin located on the land side of and parallel to the spillway. The river intake is a gated structure provided with four separate openings: three openings to admit water to the desanding basin, and a fourth opening to admit water to the desanding by-pass conduit. Each opening is controlled by a wheel gate operated by individual wire rope hoists. After passing through the desanding basin, water is fed into the headrace tunnel. Under normal operating conditions, the water surface behind the headworks is maintained at E1.1434. All water, less the minimum downstream release, is diverted to the powerhouse. River flow in excess of the amount for power generation is passed through one or both of the spillway gates.

2.   Water Conductors

Water utilized for power production is withdrawn from the desanding basin through the intake and transported through 3.7 km of headrace tunnel and penstock to the powerhouse. The headrace tunnel intake is located at the downstream end of the desanding basin. The intake is reinforced concrete structure with a bellmouth shaped opening to keep hydraulic losses to a minimum. The top of the structure is at E1.1435.0.

The headrace tunnel is 3.3 km long and extends from the intake to the surge shaft. The tunnel is 4 m wide by 4 m high with a modified horseshoe shape, flat bottom and arched crown. The tunnel lining, where needed, will use a combination of reinforced shotcrete, lattice girders, and concrete. An underground restricted orifice type surge shaft is provided at the end of the headrace tunnel.

One steel penstock is provided from the surge shaft to the powerhouse. The penstock bifurcates to serve the two turbines. The penstock has an inside diameter of 2.8 m and total length of 430 m. A small portion of the penstock, about 60 m, will be located underground from the surge shaft to the tunnel exit portal and will consist of a concrete-encased, steel-lined tunnel section in rock. The remaining portion of the penstock will be buried in a shallow trench. The buried portion of the penstock will be founded on a deep colluvial deposit. The penstock will bifurcate just upstream of the powerhouse.

3.   Powerhouse

The powerhouse is located on the left bank of the Bhote Koshi River near the Jhirpu High School (to be relocated). The
powerhouse  will  be  an  enclosed  structure  with   a   lightly
reinforced mass concrete substructure, and gabled roof. The powerhouse will be founded entirely on colluvium and alluvium. The backslope for the powerhouse will be benched and cut to a stable slope. The exposed surface of the excavation will be covered with free draining gabions or stone wall. The powerhouse contains the generating and miscellaneous electrical and mechanical equipment in two generating unit bays, an erection area, and an unloading area. The powerhouse will also contain metering equipment.

4.   Tailrace

The tailrace structure is a reinforced concrete structure adjoining the powerhouse. The tailrace structure conveys water from the unit draft tube discharge at the powerhouse to the river channel. The structure will be designed to permit the future connection of water conductors for downstream hydroelectric projects. Stoplog slots are provided in the discharge channel to control tailwater levels within the structure and to completely close down the structure for maintenance periods and during extreme flooding conditions.

5.   Powerhouse Substation

The powerhouse substation will be located near and behind the powerhouse. It will include two main power transformer, two 132-kV circuit breakers, a takeoff structure, five disconnect switches, surge arresters, a power-line carrier transmitter/receiver, and all associated substation hardware.

6.   Transmission Line and Metering Equipment

Approximately 25 km of new 132-kV, single-circuit transmission line will be constructed between the Project and a new NEA substation near the existing Sun Koshi Hydroelectric Project.
This transmission line will be owned by BKPC.

The revenue metering equipment will be located at the receiving end of the transmission line and will consist of main and check meters which will be used to measure and record the amount of Electrical Output delivered to NEA at the 132-Kv voltage level. Measurements will include voltage (V), current (A), power (kW and kVA), phase angle (0), frequency (Hz), reactive power (kVArh) and energy (kWh).

7.   Estimated Electrical Output

The estimated average monthly and annual Electrical Output is tabulated below:

                                        Energy Generation
                    Month                 (million kWh)

               January                       16.6
               February                      13.0
               March                         13.7
               April                         15.3
               May                           21.4
               June                          23.7
               July                          25.0
               August                        24.9
               September                     24.2
               October                       24.9
               November                      23.2
               December                      20.2
               Total                         246.0

8.   Deviations

The above description outlines BKPC's intended plan for development. Notwithstanding the above project description, BKPC reserves the right to make minor changes which does not compromise the civil and equipment features, without the approval of NEA, so long as the Technical Design Specifications, as defined in Schedule 8, are observed.

PROJECT DATA

PROJECT LOCATION

Diversion  headworks is on the Bhote Koshi  near  Jung  Khola  in
Sindhupalchok   District,  about  110  km  from  Kathmandu;   the
powerhouse is located at Jhirpu.

GENERAL INFORMATION

Project Type             Run-of-river
Plant Generating Capacity     36 MW
Number of Generating Units    2
Average Annual Energy         246 GWh

STREAMFLOW

Drainage Area            2,132 km2
Average Annual Flow      66.4 m3/s
Project Design Floods (excluding glacial
 lake outburst flood or GLOF):
100-Year                 695 m3/s
10,000-Year              1,030 m3/s
PMF                      1,750 m3/s
Largest Known Historical GLOF:     3,300 m3/s

HEADWORDS

Consists of a low concrete dam and gated spillway, river intake, and desanding basin.

Head Pond
Formed by low concrete dam and spillway.
Normal Operating Pool Level        E1.1434
Design Flood Level                 E1.1435

Dam
Crest Level                        E1.1435
Crest Length                       60 m
Height above Riverbed (approx.)    15 m

Spillway
Type of Gates                      Radial
Gate Size                2 @ 10 m wide x 9 m high
Gate Sill Invert                   E1.1425
Discharge Capacity at
 Normal Operating Pool             890 m3/s

River Intake
River intake is a vertical wall constructed of reinforced concrete with 4 openings. Each opening is provided with a service gate and inclined trashrack. Three intake openings pass water to the desanding basin. The fourth opening passes water to a 3 m wide by 3 m high bypass conduit, allowing operation of one unit during flushing and cleaning of the desanding basin.

Desanding Basin
Rectangular  single  chamber  basin  constructed  of   reinforced
concrete, equipped with end and side flushing gates. The basin will be about 25 m wide, 120 m long, and 10 m deep.

HEADRACE TUNNEL AND PENSTOCK

Hydraulic facilities to supply water to the turbines from the desanding basin include an intake, headrace tunnel, penstock and surge shaft.

Headrace Tunnel Intake
Horizontal intake constructed of reinforced concrete with single bellmouth shaped opening protected by an inclined trashrack.

Headrace Tunnel
Size (mod. horseshoe)         4 m wide x 4 m high
Length                        3,301 m
Lining                        Varies: shotcrete, concrete
Design Discharge              32 m3/s

Surge Shaft
Type                          Restricted orifice
Diameter                      8 m
Height                        43 m

Penstock
The penstock consists of two sections: an embedded portion from the surge shaft to a portal, and a buried section from the portal to the bifurcation at the powerstation.

Diameter                 2.8 m
Length (embedded)        60 m
Length (buried)          370 m

POWERHOUSE AND TAILRACE

Powerhouse
Type                     Surface
Dimensions               12.6 m wide x 28.5 m long

Tailrace Structure
Enclosed reinforced concrete structure
Normal Tailwater in Structure           E1.1286.0
Tailwater Level in River:
     Low Flow                           E1.1283
     100-Year Flood (695 m3/s)               E1.1287.0
     10,000-Year Flood (1,030 m3/s)          E1.1287.8

POWERHOUSE EQUIPMENT

Turbines
Number                             2
Type                               Francis
Unit Output (at best efficiency)   18.75 MW
Rated Net Head                     139 m
Unit Discharge (approx. at best efficiency)  15 m3/s
Speed                              428.6 rpm

Generators
Type                     Enclosed air cooled vertical shaft
Rated Output per Unit              25 MVA
Power Factor/Temperature Rise      90%/75 degrees
Frequency                          50 Hertz
Voltage                            11 kV

Transformers
Two three-phase, oil/air cooled 25 MVA, 50 Hertz

Valves, Gates and Cranes
Turbine Inlet Valve:
     Type                Butterfly
     Size                2 @ 1.8 m diameter
Draft Tube Gate:
     Operating Mechanism      Monorail hoist
     Size                     1 @ 4.3 m wide x 2.2 m high
Powerhouse Crane:
     Type                     Bridge crane
     Span                     11.5 m
     Capacity (Main/Auxiliary)     60/20 tons


                           SCHEDULE 2

                      FINANCIAL ASSUMPTIONS

A.   Project Dates

1.   Construction period                     Three years
2.   Commercial Operation Date               Jan 2000

B.   Energy Deliveries

1.   Average energy delivered to receiving
       substation near Sun Koshi (GWh/yr)              246

C.   Tax and Royalties Assumptions

1.   Income tax holiday (years from
       first Unit Delivery date)(Electricity
          Act. 2049)                                   15
2.   Corporate income tax rate before tax
       holiday (Electricity Act, 2049)                 0%
3.   Corporate income tax rate after tax
       holiday (with 10% deduction)(Electricity
          Act, 2049)                                   25%
4.   Withholding tax on distributions to
       shareholders and loan payments (Foreign
        Investment and Technology Transfer Act,
         2049; Industrial Enterprises Act, 2049)       0%
5.   Sales taxes/import duties on foreign
       products (including all machinery, tools,
        equipment and vehicles)(Electricity Act, 2049)
          Import duties                                1%
          Sales taxes                                  0%
6.   Contract tax on local installation and
        civil works                                    5%
7.   Asset life (years)                                25
8.   Amortization life (years)                         25
9.   Percentage retained by NEA (25 years
       after commercial operation date)                50%
10.  Depression schedule                          straight line
11.  Royalties (Electricity Act, 2049)
     First 15 years, percent of energy
          revenue                                      2
     First 15 years, Nepalese Rupees per
          installed KW                                 100
     After 15 years, percent of energy revenue         10
     After 15 years, Nepalese Rupees per
          installed kW                                 1000
12. Other taxes duties, etc. are based on actual rates in effect on 14 Baishakh 2052 (27 April 1995)


                            SCHEDULE 3

                   PERMITS AND AUTHORIZATIONS

The   following   Governmental  Approvals  are   required   under
applicable Laws:

(a)  prior  to  date  of  initial  funding  under  the  Financing
     Documents:

     (i)  the Project Agreement;

     (ii) the Project License, as required pursuant to the Electricity Act, 2049, and the Electricity Rules, 2050;

     (iii) permits for foreigners to invest in a Nepalese company and to borrow from Foreign Lenders;

     (iv) a permit to open and maintain bank accounts in foreign currency inside and outside Nepal;

     (v) an exemption from loan registration fees (including mortgage fees);

     (vi) a permit to mortgage assets or pledge shares to foreign lenders;

     (vii) all approvals as per the Electricity Act, 2049, and the Electricity Rules, 2050, and other relevant Laws applicable to this type of project; and

(b)  as   and  when  required  for  the  then-current  phase   of
     construction of the Project:

     (i) a permit to fell trees and the additional necessary permits with respect to timber excavation;

     (ii) permits to import, transport and store explosives

     (iii)     permits to use roads for heavy loads;

     (iv) an   approval  for  import,  installation  and  use  of
            communications systems at the Site;

     (v)  work permits and appropriate visas to employ foreigners;


                           SCHEDULE 4

                           ESCALATION

1.   Certain Definitions

As used in this Schedule 4, the following terms shall have the respective meanings specified below:

      "Adjustment Date" or "AD" shall mean the first 1 January following the fifteenth anniversary of the first Unit Delivery
Date or any and each 1 January thereafter during the Term.

     "Applicable Escalation Percentage" shall, subject to Section
2(b) of this Schedule 4, mean 3% per annum.

      "Baseline Energy Factor" shall mean $0.06, as of 1  January
1995.

     "Base CPI" shall mean the CPI for 1 January 1995.

      "CPI"  shall  mean the Consumer Price Index for  all  Urban
Consumers,  U.S. City Average, as published in the  CPI  detailed
Report by the U.S. Bureau of Labor Standards.

      "CPIAD" shall mean CPI for the 1 January preceding the Adjustment Date.

      "CPI  Ratio" shall mean the ratio of the CPIAD to the  Base
CPI.

      "Energy Factor" or "EF" shall mean an amount per kWh equal to six one-hundredths (0.06) of a Dollar as of 1 January 1995, as escalated in accordance with this Schedule 4.

      "Energy Factor Ratio" or "EF Ratio" shall mean the ratio of the Energy Factor, for the 1 January preceding the Adjustment date to the Baseline Energy Factor.

2.   Escalation

(a)  Commencing  with  January 1, 1996  and  on  each  January  1 thereafter, the Energy Factor shall be increased by an amount equal to the Applicable Escalation Percentage then in effect.

(b)  The  Applicable  Escalation Percentage, for each  Adjustment
     Date, shall be:

          (a) 6% per annum if the ratio of the CPI Ratio to the EF Ratio is greater than 1.05;

          (ii) 0% per annum if the ratio of the CPI Ratio to the EF Ratio is less than 0.95; or

          (iii) 3% per annum if neither clause 2(b)(i) nor clause 2(b)(ii) of this Section 4 applies.

(c) BKPC shall provide to NEA a copy of the published CPI Detailed Report for the relevant period applicable to any adjustment to the Energy Factor pursuant to this Schedule 4 and such other information as NEA may reasonably request to verify the escalations set forth in this Schedule 4.

3.   Dispute Resolution

Any disputes in connection with any change to the Energy Factor shall, subject to Section 9.3(a) of this Agreement, be submitted to the dispute resolution procedure set forth in Article 15 of this Agreement.


                           SCHEDULE 5

                        TECHNICAL LIMITS

1.   Turbine

Full gate output at rated net head
     of 139 m:                               20.8 MW (expected)
Best gate output at rated net head of
      139 m:                                 18.75 MW required
Nominal Minimum output at rated net head
      of 139 m:                              13.13 MW (expected)
Stable operation with single unit
     operating at partial gate setting
     passing about 9 m3/s:                   10 MW (expected)
Rated speed:                                 428.6 rpm

2.   Generator

     Voltage:                                     11kV
     Frequency:                                   50 Hz
     Power Factor:                                0.9 PF
     Rating at 75 degrees C Winding
         Temperature Rise:                        25 MVA
     Overload Capacity:                           None

3.   Main Power Transformer

     Voltage:                                11/132 kV
     Frequency:                              50 Hz
     Rating:                                 25 MVA OA
     Vector Arrangement:                     LV - Delta
                                             HV - Grounded Wye

4.   Segregated Phase Bus

     Voltage:                                     11 kV
     Current Rating:                              2000A, 3 phase

5.   Generator Circuit Breaker

     Voltage:                                     11 kV
     Continuous Rated Current:                    2000A
     Rate Interrupting Time on 50 Hz Basis:       5 Hz
     Type:                                        Vacuum

6.   Maintenance Schedule

     To be arranged per equipment manufacturer's recommendations, but should not exceed 2 weeks per unit. Maintenance will be scheduled during periods when river flow is expected to be insufficient to operate two units.

7.   Deviations

     The above description outlines BKPC's intended plan for development. Notwithstanding the above project description, BKPC reserves the right to make minor changes which does not compromise the civil and equipment features, without the approval of NEA, so long as the Technical Design Specifications, as defined in Schedule 8, are observed.


                           SCHEDULE 6

                      CONSTRUCTION REPORTS

1. BKPC will provide NEA with a construction program and on the first day of each quarter period following commencement of construction of the Project and continuing until the Commercial Operation Date, BKPC shall provide NEA with quarterly construction reports on the status of the construction of the project.

2. At a minimum, the quarterly construction report shall contain the following:

     -    Executive Summary

     -    Status of Permits and Approvals

     - Discussion on any major problems which could affect the Construction Schedule

     - Pre-commissioning activities, start-up and performance testing

3. NEA shall provide BKPC with a construction program, and on the first day of each quarter period following commencement of construction of the NEA Interconnection Facilities and continuing until completion thereof, NEA shall provide BKPC with quarterly construction reports on the status of construction of the NEA Interconnection Facilities.

4. At a minimum, the quarterly construction report shall contain the following:

     -    Executive Summary

     -    Status of Permits and Approvals

     - Discussion on any major problems which could affect the Construction Schedule

     - Pre-commissioning activities, start-up and performance testing


                           SCHEDULE 7

                  METERING STANDARDS & TESTING

1. Main Meters required for the Facility shall be owned and operated by BKPC, and shall be maintained in accordance with Prudent Utility Practices. Check Meters for the Facility shall be owned and operated by NEA. Such equipment shall include capability for hourly and monthly readings. BKPC shall provide such metering results to NEA in accordance with Prudent Utility Practices. The NEA may also install Check Meters for each Main Meter installed by BKPC, at the Delivery Point, and shall maintain such Check Meters in accordance with Prudent Utility Practices.

2.   The  monthly  meter  readings (both  Main  Meter  and  Check
     Meters) shall be taken jointly by the parties concerned on the first day of the following month at 12 noon.

3. All the Main Meters and Check Meters (export and import0 installed at the Delivery Point shall be of 0.1% accuracy class. They shall be jointly inspected and sealed on behalf of the parties concerned and shall not be interfered with by either party except in the presence of the other party or its accredited representatives.

4. All the Main Meters and Check Meters shall be test checked for accuracy every year. Each such meter shall be deemed to be working satisfactorily if the errors are within specifications
     for  such  Meter  of 0.1% accuracy class.   The  consumption
     registered by the Main Meters alone will hold good for the purpose of billing as long as the error in the Main Meter is within the permissible limits.

5. If during the annual test checks, any of the Main Meters is found to be within the permissible limit of error and the corresponding check meter is beyond the permissible limits, then billing will be as per the Main Meter as usual. The check meter shall, however, be calibrated immediately.

6. If during the annual test checks, any of the Main Meters is found to be beyond permissible limits of error, but the corresponding Check Meter is found to be within permissible limits of error, then the billing for the month up to the date and time of the calibration of the Main Meter shall be as per the Check Meter. There will be no revision in the bills for the preceding months. The Main Meter shall be calibrated immediately and billing for the period thereafter until the next monthly meter reading shall be as per the calibrated main meter.

7. If during the annual test checks, both the Main Meter and the corresponding Check Meters are found to be beyond the permissible limits of error, both sets of meters shall be immediately calibrated and the correction applied to the consumption registered by the Main Meter to arrive at the correct consumption of energy for the billing purposes for the period of the month up to the time of calibration of the Main Meter. Billing for the period thereafter until the next monthly meter reading shall be as per the calibrated Main Meter.


                           SCHEDULE 8

                    COMMISSIONING AND TESTING

1.   Certain Definitions

As used in this Schedule 8, the following term(s) shall have the respective meanings specified below:

      "Technical  Design Specification" shall mean  the  turbine-
generator performance specifications agreed upon by BKPC, NEA and
equipment   manufacturer   at  the  time   of   turbine-generator
procurement.

2.   Unit Commissioning

Each Unit shall be commissioned by BKPC in accordance with Prudent Utility Practices, the Technical Design Specifications and other requirements set forth in this Agreement. BKPC shall provide NEA with at least one hundred and twenty (120) days' prior written notice of the Schedule Synchronization Date. BKPC shall direct the operation of each unit after its Synchronization Date in such a manner to maximize the electrical energy output of each unit in a manner consistent with Prudent Utility Practices, the Performance Tests as set forth in Paragraph 3 of Schedule 8, the Technical Design Specifications, other requirements set forth in this Agreement and all Applicable Laws.

3.   Performance Test

(a)  Once each unit is sufficiently complete so that the unit and all Project systems associated with it are capable of safe operation in accordance with Applicable Laws, Prudent Utility Practice and the Technical Design Specifications, BKPC shall
     perform  a  performance test (the "Performance Test").   The
     Performance Test is to be conducted in accordance with accepted test guidelines in the Technical Design Specifications. BKPC shall give at least seven (7) days prior written notice to NEA of the date on which the Performance Test will commence.

(b) The Performance Test shall be conducted on each unit to establish the following:

     (i)    Rated Output Capacity of each Unit

     (ii)   Confirmation of unit characteristics in accordance with
            Schedule 5. The Performance Test shall include the operation of each unit for a suitable period, including the operating of each Unit's associated Project system concurrently with each other Project system (which may be required for operation of such Unit alone) for this period. The performance test shall define all generator, turbine and auxiliary system parameters to include machine operating temperatures, machine characteristics, load rejection tests, equipment vibrations and possible other parameters define in the Technical Design Specifications. BKPC and NEA shall designate and make available qualified and authorized representatives to observe the test and to monitor the taking of measurements to determine the level of achievement.
            NEA or BKPC may declare the performance test a failure only if any of the electrical output characteristics do not meet the requirements of the Technical Design Specifications. BKPC shall then be allowed to repeat the test until such electrical characteristics are in compliance.

4.   Disposition of Output

NEA shall not be required to pay for electric energy delivered by any Unit at all times during startup, preliminary testing or the Performance Test, or other operations of each Unit or Project systems in furtherance of the Performance Test, or other test required under the construction contracts, NEA shall be required to pay for Electrical Output from any Unit after the Unit Delivery Date of such Unit.

5.   Factory Tests

BKPC,  at  its own cost, agrees to invite two representatives  of
NEA   to   witness  the  factory  tests  of  the  Units  at   the
manufacturer's facility.

                           SCHEDULE 9


[Drawing of Interconnection Facilities (conceptual)]


<CAPTION
                           SCHEDULE 10

            BASIS OF CALCULATION OF DEEMED GENERATION
        (metering at receiving end of transmission line)

                                   (A)          Maximum           (B)          Maximum
                                  Deemed         Deemed         Deemed          Deemed
                                Generation     Generation     Generation      Generation
                               kWh per hour  MWh per month      kWh per     MWh per month
Contract Month                  (One Unit      (One Unit        hour**        (Two Units
                     Days      Delivered)1     Delivered)     (Two Units      Delivered)
                                                              Delivered)1
    Srawan            31        Available      Smaller of       36,000          26,784
(mid-July - mid-               Capacity not  (a) Available
    August)                     to exceed     Capacity in
                                  18,000      MW* 744, or
                                               (b) 13,392
    Bhadra            31        Available      Smaller of       36,000          26,784
 (mid-August -                 Capacity not  (a) Available
mid-September)                  to exceed     Capacity in
                                  18,000      MW* 744, or
                                               (b) 13,392
    Ashwin            31        Available      Smaller of       35,000          26,709
(mid-September                 Capacity not  (a) Available
- - mid-October)                  to exceed     Capacity in
                                  18,000      MW* 744, or
                                               (b) 13,392
    Kartik            30        Available      Smaller of       35,200          25,344
(mid-October -                 Capacity not  (a) Available
 mid-November)                  to exceed     Capacity in
                                  18,000      MW* 720, or
                                               (b) 12,960
     Marg             29        Available      Available        31,700          22,063
(mid-November -                  Capacity     Capacity in
 mid-December)                                  MW* 696
     Poush            30        Available      Available        26,400          19,008
(mid-December -                  Capacity     Capacity in
 mid-January)                                   MW* 720
     Magh             29        Available      Available        22,300          15,520
(mid-January -                   Capacity     Capacity in
 mid-February)                                  MW* 696
    Phalgun           30        Available      Available        20,300          14,616
(mid-February -                  Capacity     Capacity in
  mid-March)                                    MW* 720
    Chaitra           30        Available      Available        21,300          15,336
 (mid-March -                    Capacity     Capacity in
  mid-April)                                    MW* 720
   Baishakh           31        Available      Available        26,900          20,014
 (mid-April -                    Capacity     Capacity in
   mid-May)                                     MW* 744
    Jestha            31        Available      Smaller of       33,100          24,626
(mid-May - mid-                Capacity not  (a) Available
     June)                      to exceed     Capacity in
                                  18,000      MW* 744, or
                                               (b) 13,392
     Ashad            32        Available      Smaller of       35,700          27,418
(mid-June - mid-               Capacity not  (a) Available
     July)                      to exceed     Capacity in
                                  18,000      MW* 768, or
                                               (b) 13,824
   Sub-Total         365                                                       264,222
  (excluding
   outages)
    Forced,                                                                     18,222
 Scheduled and
  Maintenance
    Outages
   Net Total                                                                   246,000

1    The  total  amount of Deemed Generation (net  of  Electrical
     Output) shall not exceed the amount in column A or B, multiplied by the number of hours in the applicable month

** As provided in Section 8.2 of this Agreement, if any reduction or interruption occurs in the delivery of electric energy at the Delivery Point (at the maximum net electric output which the Project is capable of producing at such time) during any Contract Month, then, in addition to the amounts payable by NEA pursuant to Section 8.1, NEA shall pay to BKPC for such Contract Month an amount equal to the product of:

     (a) the aggregate Deemed Generation during such Contract Month (in accordance with Schedule 10), multiplied by

     (b)  the Energy Factor applicable for such Contract Month;

provided, however, that Deemed Generation shall not be earned with respect to any such reduction or interruption:

           (i) to the extent that the Project is not available during such reduction or interruption as a result of:

                    (y)  the occurrence of a Reduced Output or

                    (z) the occurrence of a Force Majeure Event which is not a Special Force Majeure Event or

          (ii) to the extent that such reduction or interruption is cause by an outstage of the NEA System resulting in an inability of NEA to connect the Project to the NEA System (but not exceeding thirty-six hours in any Contract Year with a maximum of eighteen (18) hours during the Wet Months of each Contract Year).